Filed Pursuant to Rule 424(b)(5)
Registration No. 333-183729

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum offering price (1)	Amount of Registration Fee
Common Stock, $.001 par value	$1,207,500,000	$140,311.50
Preferred Share Purchase Rights (2)

(1)	Includes up to 5,250,000 shares of common stock to be sold upon exercise of the underwriter’s option to purchase such additional shares.
(2)	The preferred share purchase rights are attached to and traded with the shares of common stock being registered. The value attributable to the preferred share purchase rights, if any, is reflected in the value attributable to the common stock.

Prospectus supplement

(To prospectus dated July 11, 2014)

35,000,000 shares

Whiting Petroleum Corporation

Common stock

We are offering 35,000,000 shares of our common stock.

Shares of our common stock trade on The New York Stock Exchange under the symbol “WLL.” The last reported sale price on March 23, 2015 was $38.39 per share.

We intend to use the net proceeds from this offering and the Concurrent Offerings referred to herein to repay all or a portion of the amount outstanding under the Credit Agreement and any remainder for our general corporate purposes. See “Use of proceeds.”

	Per share	Total

Public offering price	$30.00	$1,050,000,000

Underwriting discounts and commissions	$0.30	$10,500,000

Proceeds, before expenses, to us	$29.70	$1,039,500,000

We have granted the underwriter a 30-day option to purchase up to an additional 5,250,000 shares of common stock at the public offering price less the underwriting discounts and commissions.

Investing in our common stock involves a high degree of risk. See “Risk factors” beginning on page S-13 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the shares will be made to investors on or about March 27, 2015 (with any additional shares issued upon exercise of the underwriter’s option to be delivered on the same or a later date).

Sole book-running manager

J.P. Morgan

March 24, 2015

You should rely only on the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither the Company nor the underwriter has authorized anyone to provide you with any information or represent anything about the Company, its financial position, its results of operations or this offering that is not contained or incorporated by reference in this prospectus supplement of the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by the Company or the underwriter. Neither the Company nor the underwriter is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus may only be accurate on the date of this document.

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Prospectus supplement

Prospectus

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About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus, any other offering material and the documents incorporated by reference that are described under “Where you can find more information” in this prospectus supplement and the accompanying prospectus. In the event that the description of this offering in this prospectus supplement and/or any other offering material is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement and any other offering material.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any other offering material, as well as in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

In this prospectus supplement, except as otherwise noted, “we,” “us,” “our” or “ours” refer to Whiting Petroleum Corporation and its consolidated subsidiaries.

Glossary of certain definitions

We have included below the definitions for certain terms used in this prospectus supplement:

“3-D seismic” Geophysical data that depict the subsurface strata in three dimensions. 3-D seismic typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D, or two-dimensional, seismic.

“Bbl” One stock tank barrel, or 42 U.S. gallons liquid volume, used in this report in reference to oil, NGLs and other liquid hydrocarbons.

“Bcf” One billion cubic feet, used in reference to natural gas or CO2.

“BOE” One stock tank barrel of oil equivalent, computed on an approximate energy equivalent basis that one Bbl of crude oil equals six Mcf of natural gas and one Bbl of crude oil equals one Bbl of natural gas liquids.

“CO2” Carbon dioxide.

“CO2 flood” A tertiary recovery method in which CO2 is injected into a reservoir to enhance hydrocarbon recovery.

“completion” The installation of permanent equipment for the production of crude oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“costless collar” An options position where the proceeds from the sale of a call option at its inception fund the purchase of a put option at its inception.

“deterministic method” The method of estimating reserves or resources using a single value for each parameter (from the geoscience, engineering or economic data) in the reserves calculation.

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“differential” The difference between a benchmark price of oil and natural gas, such as the NYMEX crude oil spot, and the wellhead price received.

“dry hole” A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

“FASB” Financial Accounting Standards Board.

“field” An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field that are separated vertically by intervening impervious strata, or laterally by local geologic barriers, or both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms “structural feature” and “stratigraphic condition” are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas of interest, etc.

“GAAP” Generally accepted accounting principles in the United States of America.

“gross acres” or “gross wells” The total acres or wells, as the case may be, in which a working interest is owned.

“Kodiak” Whiting Canadian Holding Company ULC, which was formerly known as Kodiak Oil & Gas Corp.

“lease operating expense” The expenses of lifting oil or gas from a producing formation to the surface, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short-lived assets, maintenance, allocated overhead costs and other expenses incidental to production, but not including lease acquisition or drilling or completion expenses.

“MBbl” One thousand barrels of oil, NGLs or other liquid hydrocarbons.

“MBOE” One thousand BOE.

“MBOE/d” One MBOE per day.

“Mcf” One thousand cubic feet, used in reference to natural gas or CO2.

“MMBbl” One million Bbl.

“MMBOE” One million BOE.

“MMcf” One million cubic feet, used in reference to natural gas or CO2.

“MMcf/d” One MMcf per day.

“net production” The total production attributable to our fractional working interest owned.

“NGL” Natural gas liquid.

“NYMEX” The New York Mercantile Exchange.

“plug-and-perf technology” A horizontal well completion technique in which hydraulic fractures are performed in multiple stages, with each stage utilizing a bridge plug to divert fracture stimulation fluids through the casing perforations into the formation within that stage.

“plugging and abandonment” Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of most states require plugging of abandoned wells.

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“possible reserves” Those reserves that are less certain to be recovered than probable reserves.

“pre-tax PV10%” The present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with the guidelines of the SEC, net of estimated lease operating expense, production taxes and future development costs, using costs as of the date of estimation without future escalation and using an average of the first-day-of-the month price for each of the 12 months within the fiscal year, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, or federal income taxes and discounted using an annual discount rate of 10%. Pre-tax PV10% may be considered a non-GAAP financial measure as defined by the SEC. See note 2 to the Proved Reserves table in “Prospectus supplement summary—Our company” of this prospectus supplement for more information.

“probable reserves” Those reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

“prospect” A property on which indications of oil or gas have been identified based on available seismic and geological information.

“proved developed reserves” Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well.

“proved reserves” Those reserves which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced, or the operator must be reasonably certain that it will commence the project, within a reasonable time.

The area of the reservoir considered as proved includes all of the following:

a.	The area identified by drilling and limited by fluid contacts, if any, and

b.	Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

Reserves that can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when both of the following occur:

a.	Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based, and

b.	The project has been approved for development by all necessary parties and entities, including governmental entities.

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period before the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

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“proved undeveloped reserves” Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless specific circumstances justify a longer time. Under no circumstances shall estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

“reasonable certainty” If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90 percent probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical and geochemical) engineering, and economic data are made to estimated ultimate recovery with time, reasonably certain estimated ultimate recovery is much more likely to increase or remain constant than to decrease.

“recompletion” An operation whereby a completion in one zone is abandoned in order to attempt a completion in a different zone within the existing wellbore.

“reserves” Estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“reservoir” A porous and permeable underground formation containing a natural accumulation of producible crude oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

“resource play” Refers to drilling programs targeted at regionally distributed oil or natural gas accumulations. Successful exploitation of these reservoirs is dependent upon new technologies such as horizontal drilling and multi-stage fracture stimulation to access large rock volumes in order to produce economic quantities of oil or natural gas.

“royalties” The amount or fee paid to the owner of mineral rights, expressed as a percentage or fraction of gross income from crude oil or natural gas produced and sold, unencumbered by expenses relating to the drilling, completing or operating of the affected well.

“SEC” The United States Securities and Exchange Commission.

“standardized measure of discounted future net cash flows” The discounted future net cash flows relating to proved reserves based on the average price during the 12-month period before the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period (unless prices are defined by contractual arrangements, excluding escalations based upon future conditions); current costs and statutory tax rates (to the extent applicable); and a 10% annual discount rate.

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“working interest” The interest in a crude oil and natural gas property (normally a leasehold interest) that gives the owner the right to drill, produce and conduct operations on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

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Special note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein contain statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than historical facts, including, without limitation, statements regarding this offering and the Concurrent Offerings referred to herein, our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. We caution that these statements and any other forward-looking statements in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein only reflect our expectations and do not guarantee performance. When used in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties include, but are not limited to:

•	declines in oil, NGL or natural gas prices;

•	our level of success in exploration, development and production activities;

•	risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement;

•	impacts to financial statements as a result of impairment write-downs;

•	our ability to successfully complete asset dispositions and the risks related thereto;

•	adverse weather conditions that may negatively impact development or production activities;

•	the timing of our exploration and development expenditures;

•	our ability to obtain sufficient quantities of CO2 necessary to carry out our enhanced oil recovery projects;

•	inaccuracies of our reserve estimates or our assumptions underlying them;

•	revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors;

•	risks relating to any unforeseen liabilities of ours;

•	our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget;

•	our ability to obtain external capital to finance exploration and development operations and acquisitions;

•	federal and state initiatives relating to the regulation of hydraulic fracturing;

•	the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal Government that could have a negative effect on the oil and gas industry;

•	our ability to identify and complete acquisitions and to successfully integrate acquired businesses;

•	unforeseen underperformance of or liabilities associated with acquired properties;

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•	the impacts of hedging on our results of operations;

•	failure of our properties to yield oil or gas in commercially viable quantities;

•	availability of, and risks associated with, transport of oil and gas;

•	our ability to drill producing wells on undeveloped acreage prior to its lease expiration;

•	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services;

•	uninsured or underinsured losses resulting from our oil and gas operations;

•	our inability to access oil and gas markets due to market conditions or operational impediments;

•	the impact and costs of compliance with laws and regulations governing our oil and gas operations;

•	our ability to replace our oil and natural gas reserves;

•	any loss of our senior management or technical personnel;

•	competition in the oil and gas industry;

•	cyber security attacks or failures of our telecommunication systems;

•	our ability to successfully integrate Kodiak after the Kodiak Acquisition (as defined below) and achieve anticipated benefits from the transaction; and

•	other risks described under the caption “Risk factors” in this prospectus supplement.

We assume no obligation, and disclaim any duty, to update the forward-looking statements in this prospectus supplement, the accompanying prospectus, any free writing prospectus or the documents we incorporate by reference herein. We urge you to carefully review and consider the disclosures made in this prospectus supplement, the accompanying prospectus, any free writing prospectus and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business.

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Prospectus supplement summary

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. This summary may not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus supplement, including “Risk factors,” the accompanying prospectus, any free writing prospectus, any other offering material and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in the shares.

We have provided definitions for the oil and gas terms used in this prospectus supplement in the “Glossary of certain definitions” included in this prospectus supplement.

Concurrent with this offering of common stock we are conducting (i) a private unregistered offering of 1.25% convertible senior notes due 2020 (the “convertible notes”) with an aggregate principal amount of $1.0 billion (or up to $1.25 billion aggregate principal amount if the initial purchasers in such offering exercise in full their option to purchase additional convertible notes) (the “Concurrent Convertible Note Offering”) and (ii) a private unregistered offering of 6.25% senior notes due 2023 (the “senior notes”) in aggregate principal amount of $750 million (the “Concurrent Senior Note Offering” and, together with the Concurrent Convertible Note Offering, the “Concurrent Offerings”). The Concurrent Offerings are only being made pursuant to separate confidential offering memoranda and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy the convertible notes or the senior notes.

Unless otherwise indicated, all information in this prospectus supplement assumes that the Concurrent Offerings are completed on the terms set forth herein and that neither the underwriter’s option to purchase additional common stock pursuant to this offering nor the initial purchasers’ option to purchase additional convertible notes are exercised.

In this prospectus supplement, the net proceeds of this offering have been estimated at $1.0 billion and the net proceeds from the Concurrent Convertible Note Offering have been estimated at $980 million. In the event that the Concurrent Offerings are not completed, an amount equal to approximately $1.9 billion will remain outstanding under the Credit Agreement based on an outstanding balance of $2.9 billion as of March 16, 2015 following the application of the proceeds from this offering.

Our company

We are an independent oil and gas company engaged in exploration, development, acquisition and production activities primarily in the Rocky Mountains and Permian Basin regions of the United States. Since 2006, we have increased our focus on organic drilling activity and on the development of previously acquired properties, specifically on projects that we believe provide the opportunity for repeatable successes and production growth, while continuing to selectively pursue acquisitions that complement our existing core properties, such as our recent acquisition of Kodiak. We believe the combination of acquisitions, subsequent development and organic drilling provides us with a broad set of growth alternatives and allows us to direct our capital resources to what we consider to be the most advantageous investments. We also believe that our significant drilling inventory, combined with our operating experience and cost structure, provide us with meaningful organic growth opportunities. Our growth plan is centered on the following activities:

•	pursuing the development of projects that we believe will generate attractive rates of return;

•	allocating a portion of our exploration and development budget to leasing and exploring prospect areas;

•	maintaining a balanced portfolio of lower risk, long-lived oil and gas properties that provide stable cash flows; and

•	seeking property acquisitions that complement our core areas, such as the recent Kodiak Acquisition.

We have historically acquired operated and non-operated properties that exceed our rate of return criteria. For acquisitions of properties with additional development and exploration potential, our focus has been on acquiring operated properties so that we can better control the timing and implementation of capital spending. In some instances, we have been able to acquire non-operated property interests at attractive rates of return that established a presence in a new area of interest or that have complemented our existing operations. We intend to continue to acquire both operated and non-operated interests to the extent we believe they meet our return criteria. In addition, our willingness to acquire non-operated properties in new geographic regions provides us with geophysical and geologic data in some cases that leads to further acquisitions in the same region, whether on an operated or non-operated basis.

We continually evaluate our current property portfolio and sell properties when we believe that the sales price realized will provide an above average rate of return for the property or when the property no longer matches the profile of properties we desire to own. We are currently exploring asset sales of non-core properties. We are not however pursuing any significant strategic transaction at this time.

The following table summarizes by core area, our estimated proved reserves as of December 31, 2014, their corresponding pre-tax PV10%, and our fourth quarter 2014 average daily production rates, as well as our company’s total standardized measure of discounted future net cash flows as of December 31, 2014:

	Proved reserves as of December 31, 2014(1)
Core area	Oil (MMBbl)	NGLs (MMBbl)	Natural gas (Bcf)	Total (MMBOE)	% Oil	Pre- tax PV10%(2) (in millions)	4th quarter 2014 average daily production (MBOE/d)
Rocky Mountains(3)	528.6	35.0	432.9	635.7	83%	$12,517.9	116.2
Permian Basin	110.9	19.0	18.7	133.0	83%	1,460.9	11.5
Other(4)	4.1	0.7	40.4	11.6	35%	156.6	3.6

Total	643.6	54.7	492.0	780.3	82%	$14,135.4	131.3

Discounted future income taxes						(3,292.0)

Standardized measure of discounted future net cash flows						$10,843.4

(1)	Oil and gas reserve quantities and related discounted future net cash flows have been derived from oil and gas prices calculated using an average of the first-day-of-the month price for each month within the 12 months ended December 31, 2014, pursuant to current SEC and FASB guidelines.

(2)	Pre-tax PV10% may be considered a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. Pre-tax PV10% is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting future income taxes. We believe pre-tax PV10% is a useful measure for investors for evaluating the relative monetary significance of our oil and natural gas properties. We further believe investors may utilize our pre-tax PV10% as a basis for comparison of the relative size and value of our proved reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. Our management uses this measure when assessing the potential return on investment related to our oil and gas properties and acquisitions. However, pre-tax PV10% is not a substitute for the standardized measure of discounted future net cash flows. Our pre-tax PV10% and the standardized measure of discounted future net cash flows do not purport to present the fair value of our proved oil, NGL and natural gas reserves.

(3)	Includes oil and gas properties located in Colorado, Montana, North Dakota, Utah and Wyoming.

(4)	Other primarily includes oil and gas properties located in Arkansas, Michigan, Oklahoma and Texas.

Business strategy

Our goal is to generate meaningful growth in our net asset value per share of proved reserves through the exploration, development and acquisition of oil and gas projects with attractive rates of return on capital employed. To date, we have pursued this goal through both continued field development in our core areas and the acquisition of reserves. Because of our extensive property base, we are pursuing several economically attractive oil and gas opportunities to develop properties as well as to explore our acreage positions for additional production growth and proved reserves. Specifically, we have focused, and plan to continue to focus, on the following:

Pursuing high-return organic reserve additions.    The development of large resource plays such as our Williston Basin project has become one of our central objectives. As of December 31, 2014, we have assembled approximately 1,311,800 gross (811,700 net) developed and undeveloped acres in the Williston Basin located in Montana and North Dakota. As of December 31, 2014, we had 16 drilling rigs operating in the Williston Basin. During 2014, the focus of our development in the Williston Basin continued in the Sanish and Parshall, Lewis & Clark/Pronghorn, Hidden Bench/Tarpon, Missouri Breaks and Cassandra fields. Additionally, Whiting owns a 50% ownership interest in two gas processing plants located in the Williston Basin. The Robinson Lake plant located in our Sanish field has a current processing capacity of approximately 130 MMcf/d. Our Belfield plant located near the Pronghorn field currently has inlet compression in place to process 35 MMcf/d. Both plants have fractionation capability to convert NGLs into propane and butane, which end products can then be sold locally for higher realized prices. We are also currently constructing a 100% owned gas processing plant in our Cassandra field which is expected to come online during the first quarter of 2015 with a processing capacity of 15 MMcf/d.

A new area of focus for us is our Redtail field in the Denver Julesberg Basin (“DJ Basin”) in Weld County, Colorado, where we have the potential to drill over 1,400 gross wells targeting several intervals in the Niobrara formation. As of December 31, 2014, we had approximately 185,700 gross (132,200 net) acres, with four drilling rigs operating in this area. In April 2014, we completed the construction of and brought online a gas processing plant for this area. The plant’s current inlet capacity is 20 MMcf/d, and we plan to further expand the plant’s capacity to 70 MMcf/d in the second quarter of 2015. We expect our Redtail field will be another growth platform for Whiting in 2015 and beyond.

Developing existing properties.    Our current property base, which includes our acquisitions over the past 11 years, provides us with numerous low-risk opportunities for exploration and development drilling. As of December 31, 2014, we have identified a drilling inventory of over 5,600 gross wells that we believe will add substantial production over the next five years. Our drilling inventory consists of the development of our proved and unproved reserves. Additionally, we have opportunities to apply and expand enhanced recovery techniques that we expect will increase proved reserves and extend the productive lives of our mature fields. In 2005, we acquired the North Ward Estes field, located in the Permian Basin of West Texas. We have experienced significant production increases in this field through the use of secondary and tertiary recovery techniques, and we anticipate such production increases will continue over the next five to seven years. In this field, we are actively injecting water and CO2 and executing extensive re-development, drilling and completion operations, as well as expanding our gas processing facilities, which will allow us to separate and inject approximately 290 MMcf/d of recycled CO2, thereby maximizing our recovery of oil and gas from this reservoir.

Growing through accretive acquisitions.    From 2004 to 2014, we completed 21 separate significant acquisitions of producing properties for estimated proved reserves of 445.2 MMBOE, as of the effective dates of the acquisitions. Our experienced team of management, land, engineering and geoscience professionals has developed and refined an acquisition program designed to increase reserves and complement our existing properties, including identifying and evaluating acquisition opportunities, closing purchases and then effectively managing properties we acquire. We intend to selectively pursue the acquisition of properties complementary to our core operating areas, as demonstrated by the Kodiak Acquisition described below, which closed on December 8, 2014 and expanded our presence in the Williston Basin located in Montana and North Dakota.

Disciplined financial approach.    Our goal is to remain financially strong, yet flexible, through the prudent management of our balance sheet and active management of our exposure to commodity price volatility. We have historically funded our acquisitions and growth activity through a combination of equity and debt issuances, such as this offering and the Concurrent Offerings, bank borrowings, internally generated cash flow and certain oil and gas property divestitures, as appropriate, to maintain our strong financial position. From time to time, we monetize non-core properties and use the net proceeds from these asset sales to repay debt under our Credit Agreement (as defined below), as we did with the sale of our enhanced oil recovery projects in Postle and Northeast Hardesty fields in Texas County, Oklahoma, which we completed on July 15, 2013. To support cash flow generation on our existing properties and help ensure expected cash flows from acquired properties, we periodically enter into derivative contracts. Typically, we use costless collars and fixed-price oil and gas contracts to provide an attractive base commodity price level.

Competitive strengths

We believe that our key competitive strengths lie in our balanced asset portfolio, our experienced management and technical team and our commitment to the effective application of new technologies.

Balanced, long-lived asset base.    As of December 31, 2014, we had interests in 11,654 gross (4,471 net) productive wells across approximately 1,610,800 gross (886,700 net) developed acres across all our geographical areas. We believe this geographic mix of properties and organic drilling opportunities, combined with our continuing business strategy of acquiring and developing properties in these areas, presents us with multiple opportunities to execute our strategy. Our proved reserve life is approximately 18.7 years based on year-end 2014 proved reserves and 2014 production.

Experienced management team.    Our management team averages 29 years of experience in the oil and gas industry. Our personnel have extensive experience in each of our core geographical areas and in all of our operational disciplines. In addition, each of our acquisition professionals has at least 30 years of experience in the evaluation, acquisition and operational assimilation of oil and gas properties.

Commitment to technology.    In each of our core operating areas, we have accumulated extensive geologic and geophysical knowledge and have developed significant technical and operational expertise. In recent years, we have developed considerable expertise in conventional and 3-D seismic imaging and interpretation. Our technical team has access to approximately 9,100 square miles of 3-D seismic data, digital well logs and other subsurface information. This data is analyzed with advanced geophysical and geological computer resources dedicated to the accurate and efficient characterization of the subsurface oil and gas reservoirs that comprise our asset base. In addition, our information systems enable us to update our production databases through daily uploads from hand-held computers in the field. We have a team of 10 professionals averaging over 26 years of experience managing CO2 floods, which provides us with the ability to pursue other CO2 flood targets and employ this technology to add reserves to our portfolio. This commitment to technology has increased the productivity and efficiency of our field operations and development activities.

In 2011, we completed the build-out and installation of an in-house, state-of-the-art rock analysis laboratory. We continue to utilize the data from this rock lab to support real-time drilling and completion decisions, and to help us to further understand unconventional oil plays. This knowledge has given us the confidence to assemble over 600,000 gross acres in four oil resource plays, located in three separate basin areas that were new to us.

As a result of our successful testing of cemented liner and plug-and-perf technology completion designs across all of our prospect areas, in January 2014 we began using this technique for all of our completions in the Williston Basin, resulting in a significant improvement in initial production rates. We have continued to evaluate modifications to our completion techniques, including varying the number of completion stages, utilizing different fracture stimulation fluids including slickwater, and increasing the volume of sand and ceramic proppant used in these fluids. In 2015, we plan to continue use of our state-of-the-art completion design on a majority of the wells we drill in the Williston Basin. We are also utilizing this completion technique in the Niobrara formation in the DJ Basin of Colorado with encouraging results. We continue to refine our completion techniques to deliver improved results across all of our fields.

Recent developments

Kodiak Acquisition.    On December 8, 2014, we consummated the acquisition (the “Kodiak Acquisition”) of Kodiak Oil & Gas Corp., now known as Whiting Canadian Holding Company ULC, pursuant to which we acquired all of the outstanding shares of common stock of Kodiak and each such share was automatically converted into 0.177 shares of our common stock. In connection with the Kodiak Acquisition, Whiting Oil and Gas Corporation, our wholly-owned subsidiary, entered into a new credit agreement (the “Credit Agreement”) and borrowed approximately $1.5 billion under the revolving credit facility of the Credit Agreement, primarily to repay amounts outstanding under our and Kodiak’s previous credit agreements. In connection with the Kodiak Acquisition, we also entered into supplemental indentures to guarantee $800 million in aggregate principal amount of 8.125% Senior Notes due 2019 (the “2019 Kodiak notes”), $350 million in aggregate principal amount of 5.5% Senior Notes due 2021 (the “2021 Kodiak notes”) and $400 million in aggregate principal amount of 5.5% Senior Notes due 2022 (the “2022 Kodiak notes,” and together with the 2019 Kodiak notes and the 2021 Kodiak notes, the “Kodiak notes”), in each case issued by Kodiak.

Kodiak Change of Control Offer.    As a result of the Kodiak Acquisition, we were required to make an offer to purchase (the “Kodiak Change of Control Offer”) all of the Kodiak notes, in each case at 101% of par plus accrued and unpaid interest. The Kodiak Change of Control Offer was completed on March 6, 2015. As a result of the Kodiak Change of Control Offer, we purchased and cancelled approximately $2 million in aggregate principal amount of 2019 Kodiak notes, approximately $346 million in aggregate principal amount of 2021 Kodiak notes and approximately $399 million in aggregate principal amount of 2022 Kodiak notes. We funded the purchase of the Kodiak notes pursuant to the Kodiak Change of Control Offer using aggregate borrowings of approximately $760 million under the revolving credit facility of the Credit Agreement.

Concurrent offerings

Concurrent with this offering of common stock we are conducting (i) a private unregistered offering of convertible notes with an aggregate principal amount of $1.0 billion (or up to $1.25 billion aggregate principal amount if the initial purchasers in such offering exercise in full their option to purchase additional convertible notes) and (ii) a private unregistered offering of senior notes with an aggregate principal amount of $750 million.

We estimate that the aggregate net proceeds from the Concurrent Offerings will be approximately $1.7 billion (or $2.0 billion if the initial purchasers in the Concurrent Convertible Note Offering exercise in full their option to purchase additional convertible notes), after deducting initial purchasers’ discounts and commissions and with respect to the Concurrent Senior Note Offering estimated offering expenses payable by us.

We intend to use the net proceeds from this offering and the Concurrent Offerings to repay all or a portion of the amount outstanding under the Credit Agreement, of which approximately $760 million was used to finance the purchase of Kodiak notes pursuant to the Kodiak Change of Control Offer, and any remainder for our general corporate purposes. See “Use of proceeds.” Assuming completion of this offering and the Concurrent Offerings yielding aggregate net proceeds of approximately $2.8 billion, we will have availability of approximately $3.4 billion under the revolving credit facility of the Credit Agreement (which is subject to the borrowing base which is subject to regular redeterminations on May 1 and November 1 of each year, as well as special redeterminations described in the Credit Agreement). Upon completion of this offering and the Concurrent Offerings, the undrawn $1.0 billion delayed draw term loan facility under our Credit Agreement will be terminated.

Convertible notes.    The convertible notes will bear cash interest at an annual rate of 1.25% payable semi-annually. The conversion rate for the convertible notes will initially be 25.6410 shares of common stock per $1,000 principal amount of convertible notes (equivalent to an initial conversion price of approximately $39.00 per share of common stock), subject to adjustment. Holders may convert their convertible notes at their option only upon satisfaction of certain conditions and during certain periods. Upon conversion of the notes, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. Upon the occurrence of a “fundamental change,” which term includes certain change of control transactions, we must offer to repurchase the convertible notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Senior notes.    The senior notes will bear cash interest at an annual rate of 6.25% payable semi-annually. Upon the occurrence of certain change of control events followed by a ratings decline, or in certain circumstances following asset sales, we must offer to repurchase the senior notes at a price of 101% of their principal amount and 100% of their principal amount, respectively, plus accrued and unpaid interest to, but not including, the date of repurchase.

The Concurrent Offerings are only being made pursuant to separate confidential offering memoranda and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy the convertible notes or the senior notes. This offering is not conditioned upon the completion of the other offerings.

Corporate information

Our principal executive offices are located at 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300, and our telephone number is (303) 837-1661.

The offering

The following is a brief summary of some of the terms of this offering. As used in this section, the terms “we,” “us” or “our” refer to Whiting Petroleum Corporation and not any of its subsidiaries.

Issuer	Whiting Petroleum Corporation, a Delaware corporation.

Common stock offered	35,000,000 shares.

Option to purchase additional shares	We have granted the underwriter an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to an additional 5,250,000 shares of common stock.

Shares issued and outstanding immediately after this offering	Based on 169,487,592 shares issued and outstanding as of March 16, 2015, 204,487,592 shares will be issued and outstanding immediately after this offering if the underwriter’s option to purchase additional shares is not exercised. If the underwriter’s option to purchase additional shares is exercised in full, we will issue and sell an additional 5,250,000 shares of our common stock and 209,737,592 shares would be issued and outstanding immediately after this offering.

Concurrent Offerings	Concurrently with this offering, we are also conducting private offerings of convertible notes with an aggregate principal amount of $1.0 billion (or up to $1.25 billion aggregate principal amount if the initial purchasers in the Concurrent Convertible Note Offering exercise in full their option to purchase additional convertible notes) and of senior notes with an aggregate principal amount of $750 million.

The Concurrent Offerings are only being made pursuant to separate confidential offering memoranda and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy the convertible notes or the senior notes.

This offering is not conditioned upon the closing of the other offerings.

Use of proceeds	We estimate that the net proceeds from this offering, after deducting underwriter’s discounts and commissions for this offering, will be approximately $1.0 billion (or approximately $1.2 billion if the underwriter exercises in full its option to purchase additional shares of our common stock).

We estimate that the aggregate net proceeds from the Concurrent Offerings will be approximately $1.7 billion (or $2.0 billion if the initial purchasers in the Concurrent Convertible Note Offering exercise in full their option to purchase additional convertible notes), after deducting initial purchasers’ discounts and commissions and with respect to the Concurrent Senior Note Offering estimated offering expenses payable by us.

We intend to use the net proceeds from this offering and the Concurrent Offerings to repay all or a portion of the amount outstanding under the Credit Agreement, of which approximately $760 million was used to finance the purchase of Kodiak notes pursuant to the Kodiak Change of Control Offer, and any remainder for our general corporate purposes. See “Use of proceeds.”

Conflicts of interest	We intend to use more than five percent of the net proceeds of this offering and the Concurrent Offerings, to repay all or a portion of the amount outstanding under the Credit Agreement owed by us to an affiliate of J.P. Morgan Securities LLC, who is the underwriter in this offering. See “Use of proceeds.” Because of the manner in which the proceeds will be used, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in such rule. For more information, see “Underwriting (conflicts of interest).”

Material U.S. federal income tax considerations	The material U.S. federal income tax considerations of purchasing, owning and disposing of the shares of common stock are described in “Material U.S. federal income tax considerations.”

Risk factors	See “Risk factors” beginning on page S-13 of this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in shares of our common stock.

Unless indicated, all share figures in this prospectus supplement:

•	assume no exercise by the underwriter of its option to purchase additional shares in this offering;

•	assume no exercise by the initial purchasers for the Concurrent Convertible Note Offering of their option to purchase additional convertible notes; and

•

exclude (a) 677,180 shares of our common stock underlying stock options and (b) 4,037,899 shares of our common stock reserved for issuance in connection with our equity incentive plans, in each case, as of March 16, 2015.

Summary historical consolidated and pro forma combined financial information

The following summary historical consolidated financial information for the years ended December 31, 2012, 2013 and 2014 and as of December 31, 2012, 2013 and 2014 has been derived from, and is qualified by reference to, our audited consolidated financial statements and related notes. Our historical results are not necessarily indicative of future operating results. This information is only a summary and you should read it in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated by reference in this prospectus supplement and the accompanying prospectus.

The following summary unaudited pro forma combined financial information for the year ended December 31, 2014 has been derived from and should be read in conjunction with our unaudited pro forma combined statement of operations and related notes provided under the section entitled “Unaudited pro forma combined financial information” of this prospectus supplement. The unaudited pro forma combined statement of operations for the year ended December 31, 2014 gives effect to the Kodiak Acquisition, which includes the assumption or repayment by Whiting of Kodiak’s outstanding debt, as if it had occurred on January 1, 2014. In our opinion, all adjustments that are necessary to present fairly the pro forma combined information have been made. The following unaudited pro forma combined financial information does not purport to represent what our results of operations would have been if the Kodiak Acquisition had occurred on such date, nor is it indicative of future results of operations. In addition, the unaudited pro forma combined statement of operations does not give effect to this offering or the Concurrent Offerings or the use of proceeds therefrom.

	Year ended December 31,
	2012	2013	2014	2014 pro forma
	(in millions, except per share data)

Consolidated statements of income information:

Revenues and other income:
Oil, NGL and natural gas sales	$2,137.7	$2,666.5	$3,024.6	$4,033.3
Gain (loss) on hedging activities	2.3	(1.9)	—	—
Amortization of deferred gain on sale	29.5	31.7	30.5	30.5
Gain on sale of properties	3.4	128.6	27.6	27.7
Interest income and other	0.5	3.4	2.3	49.5

Total revenues and other income	2,173.4	2,828.3	3,085.0	4,141.0

Costs and expenses:
Lease operating	376.4	430.2	496.9	666.3
Production taxes	171.6	225.4	253.0	359.8
Depreciation, depletion and amortization	684.7	891.5	1,089.5	1,337.4
Exploration and impairment(1)	167.0	453.2	854.4	859.1
General and administrative	108.6	138.0	177.2	165.1
Interest expense	75.2	112.9	170.6	249.9
Loss on early extinguishment of debt	—	4.4	—	—
Change in Production Participation Plan liability	13.8	(7.0)	—	—
Commodity derivative (gain) loss, net	(85.9)	7.8	(100.5)	(225.2)

Total costs and expenses	1,511.4	2,256.4	2,941.1	3,412.4

Income before income taxes	662.0	571.9	143.9	728.6
Income tax expense	247.9	205.9	79.2	309.3

Net income	414.1	366.0	64.7	419.3
Net loss attributable to noncontrolling interest	0.1	0.1	0.1	0.1

Net income available to shareholders	414.2	366.1	64.8	419.4
Preferred stock dividends	(1.1)	(0.5)	—	—

Net income available to common shareholders	$413.1	$365.5	$64.8	$419.4

Earnings per common share, basic	$3.51	$3.09	$0.53	$2.52

Earnings per common share, diluted	$3.48	$3.06	$0.53	$2.51

	Year ended December 31,
	2012	2013	2014
	(in millions, except per share data)

Other financial information:
Net cash provided by operating activities	$1,401.2	$1,744.7	$1,815.3
Net cash used in investing activities	(1,780.3)	(1,902.5)	(2,860.5)
Net cash provided by financing activities	408.1	812.4	423.9
Capital expenditures	2,171.5	2,772.7	2,888.4

Consolidated balance sheet information:
Total assets	$7,272.4	$8,833.5	$14,019.5
Long-term debt	1,800.0	2,653.8	5,628.8
Total equity(2)	3,453.2	3,836.7	5,703.0

(1)	Includes proved oil and gas property impairments of $587 million and CO2 property impairments of $42 million for the year ended December 31, 2014, and proved oil and gas property impairments of $267 million for the year ended December 31, 2013.

(2)	No cash dividends were declared or paid on our common stock during the periods presented.

Summary historical reserve and operating data

The following tables present summary information regarding our estimated net proved, probable and possible oil and natural gas reserves as of December 31, 2012, 2013 and 2014 and our historical operating data for the years ended December 31, 2012, 2013 and 2014. The reserve estimates presented in the table below are based on reports prepared by Cawley Gillespie & Associates, Inc., independent reserve engineers. Estimates of proved oil and natural gas reserves are inherently uncertain, and any material inaccuracies in the estimates prepared by our external reserve engineers will materially affect the quantities and values of our reserves. All calculations of estimated net proved, probable and possible reserves have been made in accordance with the SEC’s rules and regulations regarding oil and natural gas reserve reporting that are currently in effect. Because of normal production declines, increased or decreased drilling activities and the effects of acquisitions or divestitures, the historical data presented below should not be interpreted as being indicative of future results. 2014 reserve data includes the properties acquired in the Kodiak Acquisition and 2014 operating data includes the results of the Kodiak properties from and after the date of the Kodiak Acquisition.

You should refer to “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014, and our financial statements and notes thereto contained in such report, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, in evaluating the information presented below.

	As of December 31,
	2012	2013	2014

Reserve data:(1)

Total estimated proved developed reserves:
Oil (MBbl)	190,845	198,204	333,593
NGLs (MBbl)	24,204	23,721	28,935
Natural gas (MMcf)	160,893	183,129	298,237
Total (MBOE)	241,864	252,446	412,234

Total estimated proved reserves:
Oil (MBbl)	301,285	347,421	643,629
NGLs (MBbl)	40,098	44,869	54,684
Natural gas (MMcf)	224,264	277,514	492,020
Total (MBOE)(2)	378,760	438,542	780,316
Pre-tax PV10% (in millions)(3)	$7,283.9	$8,994.0	$14,135.4
Standardized measure of discounted future net cash flows (in millions)	$5,407.0	$6,593.9	$10,843.4

Total estimated probable reserves:
Oil (MBbl)	84,982	109,268	334,244
NGLs (MBbl)	11,922	22,330	18,717
Natural gas (MMcf)	109,582	267,555	278,073
Total (MBOE)(2)	115,168	176,191	399,306

Total estimated possible reserves:
Oil (MBbl)	123,179	137,223	180,104
NGLs (MBbl)	21,936	24,607	25,844
Natural gas (MMcf)	156,382	163,780	117,605
Total (MBOE)(2)	171,178	189,127	225,549

(1)	Oil and gas reserve quantities and related discounted future net cash flows have been derived from oil and gas prices calculated using an average of the first-day-of-the month price for each month within the 12 months ended December 31, 2012, 2013 and 2014, respectively, pursuant to current SEC and FASB guidelines.

(2)	The proved, probable and possible reserves attributable to the Postle properties, which were sold on July 15, 2013, were 45,065 MBOE, 13,150 MBOE and 80 MBOE, respectively, as of December 31, 2012.

(3)	Pre-tax PV10% may be considered a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. Pre-tax PV10% is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting future income taxes. We believe pre-tax PV10% is a useful measure for investors for evaluating the relative monetary significance of our oil and natural gas properties. We further believe investors may utilize our pre-tax PV10% as a basis for comparison of the relative size and value of our proved reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. Our management uses this measure when assessing the potential return on investment related to our oil and gas properties and acquisitions. However, pre-tax PV10% is not a substitute for the standardized measure of discounted future net cash flows. Our pre-tax PV10% and the standardized measure of discounted future net cash flows do not purport to present the fair value of our proved oil, NGL and natural gas reserves.

	Year ended December 31,
	2012	2013	2014

Operating data:

Net production:
Oil (MMBbl)	23.1	27.0	33.5
NGLs (MMBbl)	2.8	2.8	3.3
Natural gas (Bcf)	25.8	26.9	30.2
Total production (MMBOE)	30.2	34.3	41.8

Net sales (in millions):
Oil(1)	$1,940.5	$2,443.7	$2,729.0
NGLs	108.9	114.0	128.6
Natural gas	88.3	108.8	167.0

Total oil, NGL and natural gas sales	$2,137.7	$2,666.5	$3,024.6

Average sales prices:
Oil (per Bbl)(1)	$83.86	$90.39	$81.50
Effect of oil hedges on average price (per Bbl)	(1.25)	(1.13)	1.29

Oil net of hedging (per Bbl)	$82.61	$89.26	$82.79

Weighted average NYMEX price (per Bbl)(2)	$94.03	$98.02	$91.55

NGLs (per Bbl)	$39.36	$40.41	$39.17

Natural gas (per Mcf)(1)	$3.42	$4.04	$5.53
Effect of natural gas hedges on average price (per Mcf)	0.06	—	—

Natural gas net of hedging (per Mcf)	$3.48	$4.04	$5.53

Weighted average NYMEX price (per Mcf)(2)	$2.79	$3.66	$4.40

Costs and expenses (per BOE):
Lease operating expenses	$12.46	$12.53	$11.89
Production taxes	$5.68	$6.56	$6.05
Depreciation, depletion and amortization	$22.67	$25.96	$26.06
General and administrative	$3.59	$4.02	$4.24

(1)	Before consideration of hedging transactions.

(2)	Average NYMEX pricing weighted for monthly production volumes.

Risk factors

Each of the risks described below should be carefully considered, together with all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision with respect to shares of our common stock. In the event of the occurrence, reoccurrence, continuation or increased severity of any of the risks described below, our business, financial condition or results of operations could be materially and adversely affected, and you may lose all or part of your investment.

Risks related to our business

Oil and natural gas prices are very volatile. An extended period of low oil and natural gas prices may adversely affect our business, financial condition, results of operations or cash flows.

The oil and gas markets are very volatile, and we cannot predict future oil and natural gas prices. The price we receive for our oil, NGL and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. The prices we receive for our production depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	changes in regional, domestic and global supply and demand for oil and natural gas;

•	the actions of the Organization of Petroleum Exporting Countries;

•	the level of global oil and natural gas inventories;

•	the price and quantity of imports of foreign oil and natural gas;

•	political and economic conditions, including embargoes, in oil-producing countries or affecting other oil-producing activity, such as recent conflicts in the Middle East;

•	the level of global oil and natural gas exploration and production activity;

•	the effects of global credit, financial and economic issues;

•

developments of United States energy infrastructure, such as President Obama’s recent veto of legislation that would have allowed the Keystone XL pipeline from Hardesty, Alberta to Cushing, Oklahoma to proceed and the development of liquefied natural gas exporting facilities and the perceived timing thereof;

•	weather conditions;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental regulations;

•	proximity and capacity of oil and natural gas pipelines and other transportation facilities;

•	the price and availability of competitors’ supplies of oil and natural gas in captive market areas;

•	the price and availability of alternative fuels; and

•	acts of force majeure.

Moreover, government regulations, such as regulation of oil and natural gas gathering and transportation, can adversely affect commodity prices in the long term.

These factors and the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements. Also, prices for oil and prices for natural gas do not necessarily move in tandem. Declines in oil or natural gas prices would not only reduce revenue but could reduce the amount of oil and natural gas that we can economically produce. If the oil and natural gas industry experiences significant price declines, we may, among other things, be unable to meet all of our financial obligations or make planned expenditures.

Oil prices have fallen significantly since reaching highs of over $105.00 per Bbl in June 2014, dropping below $45.00 per Bbl in January 2015. Natural gas prices have also declined from over $4.80 per Mcf in April 2014 to below $2.60 per Mcf in February 2015. In addition, forecasted prices for both oil and gas for 2015 have also declined.

Lower oil, NGL and natural gas prices may not only decrease our revenues on a per unit basis but also may ultimately reduce the amount of oil and natural gas that we can produce economically and therefore potentially lower our reserve quantities. A substantial or extended decline in oil, NGL or natural gas prices may result in impairments of our proved oil and gas properties and may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures. To the extent commodity prices received from production are insufficient to fund planned capital expenditures, we will be required to reduce spending or borrow any such shortfall. Lower oil, NGL and natural gas prices may also reduce the amount of our borrowing base under the Credit Agreement, which is determined at the discretion of the lenders based on the collateral value of our proved reserves that have been mortgaged to the lenders, and is subject to regular redeterminations on May 1 and November 1 of each year, as well as special redeterminations described in the Credit Agreement. At the time of the last redetermination, the applicable oil and gas prices were $92.68 per Bbl and $3.88 per Mcf, whereas the quoted NYMEX prices for oil and gas on March 16, 2015 were $43.88 per Bbl and $2.72 per Mcf.

Alternatively, higher oil and natural gas prices may result in significant mark-to-market losses being incurred on our commodity-based derivatives, which may in turn cause us to experience net losses.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our future success will depend on the success of our exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Please read “— Reserve estimates depend on many assumptions that may turn out to be inaccurate” later in these “Risk factors” for a discussion of the uncertainty involved in these processes. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	delays or limits on the issuance of drilling permits on our federal leases, including as a result of government shutdowns;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs, completion services and CO2;

•	equipment failures or accidents;

•	adverse weather conditions, such as freezing temperatures, hurricanes and storms;

•	reductions in oil, NGL and natural gas prices;

•	pipeline takeaway and refining and processing capacity; and

•	title problems.

Our debt level and the covenants in the agreements governing our debt could negatively impact our financial condition, results of operations, cash flows and business prospects.

As of December 31, 2014, we had $1.4 billion in borrowings and $3 million in letters of credit outstanding under the Credit Agreement with $3.1 billion of available borrowing capacity (including a $1.0 billion undrawn delayed draw facility that will be terminated upon completion of this offering and the Concurrent Offerings), as well as $3.9 billion of senior notes outstanding and $350 million of existing senior subordinated notes. As of December 31, 2014, and after giving effect to the Kodiak Change of Control Offer and the related borrowings under the Credit Agreement, additional borrowings since December 31, 2014 of $0.7 billion used to finance our capital expenditures and general operations, the termination of the delayed draw term loan facility under the Credit Agreement, this offering and the Concurrent Offerings yielding aggregate net proceeds of approximately $2.8 billion and the application of the net proceeds therefrom as set forth under “Use of proceeds,” we would have had approximately $141 million outstanding under the Credit Agreement, leaving availability of approximately $3.4 billion (subject to the borrowing base which is subject to regular redeterminations on May 1 and November 1 of each year, as well as special redeterminations described in the Credit Agreement), $4.9 billion of senior notes (which includes $1.0 billion of the convertible notes and $750 million of the senior notes offered in the Concurrent Offerings) and $350 million of senior subordinated notes outstanding. We are permitted to incur additional indebtedness, provided that we meet certain requirements in the indentures governing our existing notes and the Kodiak notes, the Credit Agreement and the indenture that will govern the senior notes offered in the Concurrent Senior Note Offering.

Our level of indebtedness and the covenants contained in the agreements governing our debt could have important consequences for our operations, including the following:

•

making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt agreements, including financial and other restrictive covenants, which could result in an event of default under the Credit Agreement, and the indentures governing our existing notes and the Kodiak notes and the indenture that will govern the senior notes offered in the Concurrent Senior Note Offering;

•

requiring us to dedicate a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	placing us at a competitive disadvantage relative to other less leveraged competitors;

•	making us vulnerable to increases in interest rates, because debt under the Credit Agreement is subject to certain rate variability;

•	making us more vulnerable to economic downturns and adverse developments in our industry or the economy in general, especially declines in oil and natural gas prices; and

•

when oil and natural gas prices decline, our ability to maintain compliance with our financial covenants becomes more difficult and our borrowing base is subject to reductions, which may reduce or eliminate our ability to fund our operations.

If we are in default under the agreements governing our indebtedness, we would not be able to pay dividends on our capital stock. Our ability to comply with these covenants and other restrictions may be affected by events beyond our control, including prevailing economic and financial conditions. Moreover, the borrowing base limitation on the Credit Agreement is regularly redetermined on May 1 and November 1 of each year and may be the subject of special redetermination described in the Credit Agreement based on an evaluation of our oil and gas reserves. Because oil and gas prices are principal inputs into the valuation of our reserves, if oil and gas prices remain at their current levels for a prolonged period or go lower, our borrowing base could be reduced at the next redetermination date or during future redeterminations. Upon a redetermination, if borrowings in excess of the revised borrowing capacity were outstanding, we could be forced to immediately repay a portion of our borrowings outstanding under the Credit Agreement.

We may not have sufficient funds to make such repayments. If we are unable to repay our debt out of cash on hand, we could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering. We may not be able to generate sufficient cash flow to pay the interest on our debt or future borrowings, issuances of debt securities and equity financings or proceeds from the sale of assets may not be available to pay or refinance such debt. The terms of our debt, including the Credit Agreement, may also prohibit us from taking such actions. Factors that will affect our ability to raise cash through an offering of our capital stock or debt securities, a refinancing of our debt or a sale of assets include financial market conditions and our market value and operating performance at the time of such offering or other financing. We may not be able to successfully complete any such offering, refinancing or sale of assets.

If we cannot make scheduled payments on our indebtedness or otherwise fail to comply with the covenants and other restrictions in the agreements governing our debt, including the convertible notes and the senior notes offered in the Concurrent Offerings, we will be in default and holders of any notes could declare all outstanding principal and interest to be due and payable, the lenders under the Credit Agreement could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations. Further, failing to comply with the financial and other restrictive covenants in the Credit Agreement, the indentures governing our outstanding existing notes (including the Kodiak notes) and the indenture that will govern the senior notes offered in the Concurrent Senior Note Offering, could result in an event of default, which could adversely affect our business, financial condition and results of operations.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons from tight rock formations. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. Hydraulic fracturing has been utilized to complete wells in our most active areas located in the states of Colorado, Michigan, Montana, North Dakota, Texas and Wyoming, and we expect it will also be used in the future. Should our exploration and production activities expand to other states, it is likely that we will utilize hydraulic fracturing to complete or recomplete wells in those areas. The process is typically regulated by state oil and gas commissions. However, the U.S.

Environmental Protection Agency (the “EPA”) recently issued guidance, which was published in the Federal Register on February 12, 2014, for permitting authorities and the industry regarding the process for obtaining a permit for hydraulic fracturing involving diesel.

At the same time, the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities on drinking water resources. In addition, the EPA is currently studying wastewater and stormwater discharges from hydraulic fracturing facilities. A proposed rule to amend the Effluent Limitations Guidelines and Standards for the oil and gas extraction category which would address discharges of wastewater pollutants from onshore unconventional oil and gas extraction facilities to publicly-owned treatment works is expected in early 2015. The EPA announced in 2015 that it would directly regulate methane emissions from oil and natural gas wells for the first time as part of President Obama’s Climate Action Plan. As part of this strategy, the EPA will propose in the summer of 2015 a rule to set methane and volatile organic compound emissions standards for new and modified oil and natural gas wells. The final rule is expected in 2016. Other federal agencies are also examining hydraulic fracturing, including the U.S. Department of Energy, the U.S. Government Accountability Office and the White House Council for Environmental Quality. The U.S. Department of the Interior on March 20, 2015 issued new regulations governing hydraulic fracturing on federal and Native American oil and natural gas leases, which will take effect 90 days from the date of publication in the Federal Register. These rules include new standards regarding public disclosure of chemicals used in hydraulic fracturing, advance notice of and information regarding well-stimulation activities, mechanical integrity testing of casing, monitoring of well-stimulation operations, storage of recovered waste fluids, and the submission of additional geological data to the Federal Bureau of Land Management for management of unique site characteristics. In addition, legislation has been introduced in Congress from time to time to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. Also, some states have adopted, and other states are considering adopting, regulations that could ban, restrict or impose additional requirements on activities relating to hydraulic fracturing in certain circumstances. For example, on June 17, 2011, Texas enacted a law that requires the disclosure of information regarding the substances used in the hydraulic fracturing process to the Railroad Commission of Texas (the entity that regulates oil and natural gas production in Texas) and the public. Such federal or state legislation could require the disclosure of chemical constituents used in the fracturing process to state or federal regulatory authorities who could then make such information publicly available. Disclosure of chemicals used in the fracturing process could make it easier for third parties opposing hydraulic fracturing to pursue legal proceedings against producers and service providers based on allegations that specific chemicals used in the fracturing process could adversely affect human health or the environment, including groundwater. In addition, if hydraulic fracturing is regulated at the federal level, our fracturing activities could become subject to additional permit requirements or operational restrictions and also to associated permitting delays, litigation risk and potential increases in costs. Further, local governments may seek to adopt, and some have adopted, ordinances within their jurisdictions restricting the use of or regulating the time, place and manner of drilling or hydraulic fracturing. No assurance can be given as to whether or not similar measures might be considered or implemented in the jurisdictions in which our properties are located. If new laws, regulations or ordinances that significantly restrict or otherwise impact hydraulic fracturing are passed by Congress or adopted in the states or local municipalities where our properties are located, such legal requirements could prohibit or make it more difficult or costly for us to perform hydraulic fracturing activities and thereby could affect the determination of whether a well is commercially viable. In addition, restrictions on hydraulic fracturing could reduce the amount of oil and natural gas that we are ultimately able to produce in commercially paying quantities and the calculation of our reserves.

In addition, on July 3, 2014, major university and U.S. Geological Survey researchers published a study purporting to find a causal connection between the deep well injection of hydraulic fracturing wastewater and a sharp increase in seismic activity in Oklahoma since 2008. Such studies may trigger new legislation or regulations that would limit or ban the disposal of hydraulic fracturing wastewater in deep injection wells. If such new laws or rules are adopted, our operations may be curtailed while alternative treatment and disposal methods are developed and approved.

Further, on May 19, 2014, the EPA published an Advance Notice of Proposed Rulemaking (“ANPR”) under the Toxic Substances Control Act, relating to the disclosure of chemical substances and mixtures used in oil and gas exploration and production. Depending on the precise disclosure requirements the EPA elects to impose, if any, we may be obliged to disclose valuable proprietary information, and failure to do so may subject us to penalties. See “Hydraulic Fracturing” in Item 2 of our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement, for more information on hydraulic fracturing.

If oil, NGL and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and gas properties.

Accounting rules require that we periodically review the carrying value of our producing oil and gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews (which may include depressed oil, NGL and natural gas prices and the continuing evaluation of development plans, production data, economics and other factors) we may be required to write down the carrying value of our oil and gas properties. For example, we recorded a $587 million impairment write-down during 2014 for the partial impairment of non-core oil and gas producing properties, which are not currently being developed, in Colorado, Louisiana, North Dakota and Utah related to the decrease in oil and gas prices at December 31, 2014. A write-down constitutes a non-cash charge to earnings. Oil and gas prices have continued to decline since December 31, 2014 which may cause us to incur additional impairments that could have a material adverse effect on our results of operations in the period recognized.

Our use of enhanced recovery methods creates uncertainties that could adversely affect our results of operations and financial condition.

One of our business strategies is to commercially develop oil reservoirs using enhanced recovery technologies. For example, we inject water and CO2 into formations on some of our properties to increase the production of oil and natural gas. The additional production and reserves attributable to the use of these enhanced recovery methods are inherently difficult to predict. If our enhanced recovery programs do not allow for the extraction of oil and gas in the manner or to the extent that we anticipate, our future results of operations and financial condition could be materially adversely affected. Additionally, our ability to utilize CO2 injection as an enhanced recovery technique is subject to our ability to obtain sufficient quantities of CO2. Under our CO2 contracts, if the supplier suffers an inability to deliver its contractually required quantities of CO2 to us and other parties with whom it has CO2 contracts, then the supplier may reduce the amount of CO2 on a pro rata basis it provides to us and such other parties. If this occurs or if we are otherwise limited in the quantities of CO2 available to us, we may not have sufficient CO2 to produce oil and natural gas in the manner or to the extent that we anticipate, and our future oil and gas production volumes could be negatively impacted. These contracts are also structured as “take-or-pay” arrangements, which require us to continue to make payments even if we decide to terminate or reduce our use of CO2 as part of our enhanced recovery techniques.

The development of the proved undeveloped reserves in the North Ward Estes field may take longer and may require higher levels of capital expenditures than we currently anticipate.

As of December 31, 2014, proved undeveloped reserves comprised 40% of the North Ward Estes field’s total estimated proved reserves. To fully develop these reserves, we expect to incur future development costs of $762 million at the North Ward Estes field as of December 31, 2014. This field encompasses 11% of our total estimated future development costs related to proved undeveloped reserves. Development of these reserves may take longer and require higher levels of capital expenditures than we currently anticipate. In addition, the development of these reserves will require the use of enhanced recovery techniques, including water flood and CO2 injection installations, the success of which is less predictable than traditional development techniques.

Prospects that we decide to drill may not yield oil or gas in commercially viable quantities.

We describe some of our current prospects and our plans to explore those prospects in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement. A prospect is a property on which we have identified what our geoscientists believe, based on available seismic and geological information, to be indications of oil or gas. Our prospects are in various stages of evaluation, ranging from a prospect that is ready to drill to a prospect that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or gas will be present or, if present, whether oil or gas will be present in commercially viable quantities. In addition, because of the wide variance that results from different equipment used to test the wells, initial flow rates may not be indicative of sufficient oil or gas quantities in a particular field. The analogies we draw from available data from other wells, from more fully explored prospects, or from producing fields may not be applicable to our drilling prospects. We may terminate our drilling program for a prospect if results do not merit further investment.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves referred to in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement.

In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as the following:

•	historical production from the area compared with production rates from other producing areas;

•	the assumed effect of governmental regulation; and

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assumptions about future prices of oil, NGLs and natural gas including differentials, production and development costs, gathering and transportation costs, severance and excise taxes, capital expenditures and availability of funds.

Therefore, estimates of oil and natural gas reserves are inherently imprecise. Actual future production; oil, NGL and natural gas prices; revenues; taxes; exploration and development expenditures; operating expenses; and quantities of recoverable oil and natural gas reserves will most likely vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves referred to in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

You should not assume that the present value of future net revenues from our proved reserves, as referred to in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement, is the current market value of our estimated proved oil and natural gas reserves. In accordance with SEC requirements, we base the estimated discounted future net cash flows from our proved reserves on 12-month average prices and current costs as of the date of the estimate. The 12-month average prices used for the year ended December 31, 2014 were $94.99 per Bbl and $4.35 per Mcf, whereas the quoted NYMEX prices for oil and gas on March 16, 2015 were $43.88 per Bbl and $2.72 per Mcf. Actual future prices and costs may differ materially from those used in the estimate. If natural gas prices decline by $0.10 per Mcf, then the standardized measure of discounted future net cash flows of our estimated proved reserves as of December 31, 2014 would have decreased by $21 million. If oil prices decline by $1.00 per Bbl, then the standardized measure of discounted future net cash flows of our estimated proved reserves as of December 31, 2014 would have decreased by $179 million.

Risks associated with the production, gathering, transportation and sale of oil, NGLs and natural gas could adversely affect net income and cash flows.

Our net income and cash flows will depend upon, among other things, oil, NGL and natural gas production and the prices and costs incurred to develop and produce oil and natural gas reserves. Drilling, production or transportation accidents that temporarily or permanently halt the production and sale of oil, NGLs and natural gas will decrease revenues and increase expenditures. For example, accidents may occur that result in personal injuries, property damage, damage to productive formations or equipment and environmental damages. Any costs incurred in connection with any such accidents that are not insured against will have the effect of reducing net income. Also, we do not have insurance policies in effect that are intended to provide coverage for losses solely related to hydraulic fracturing operations. Please read “— Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays” above in these “Risk factors” for a discussion of the uncertainty involved in the regulation of hydraulic fracturing. Also, our oil, NGL and natural gas production depends in large part on the proximity and capacity of pipeline systems and transportation facilities which are mostly owned by third parties. The lack of availability or the lack of capacity on these systems and facilities could result in the curtailment of production or the delay or discontinuance of drilling plans. Similarly, curtailments or damage to pipelines and other transportation facilities used to transport oil, NGLs and natural gas production to markets for sale could decrease revenues or increase transportation expenses. Any such curtailments or damage to the gathering systems could also require finding alternative means to transport the oil, NGLs and natural gas production, which alternative means could result in additional costs that will have the effect of increasing transportation expenses.

Also, there have been recent accidents involving rail cars carrying Bakken formation crude oil, which resulted in the U.S. Department of Transportation (the “DOT”) issuing an emergency order on February 25, 2014 that requires rail shippers to test the makeup of such crude oil before transporting it. This move follows the safety alert the DOT issued in January 2014 that Bakken formation crude oil is more flammable than other types of crude oil and has been followed by additional emergency orders and safety advisories and alerts. An accident involving rail cars could result in significant personal injuries and property and environmental damage. Additionally, added regulations currently being considered in response to such accidents could result in additional costs that could increase transportation expenses.

In addition, drilling, production and transportation of hydrocarbons bear the inherent risk of loss of containment. Potential consequences include loss of reserves, loss of production, loss of economic value associated with the affected wellbore, contamination of soil, ground water and surface water, as well as potential fines, penalties or damages associated with any of the foregoing consequences.

The instruments governing our indebtedness contain various covenants limiting the discretion of our management in operating our business.

The indentures governing the existing notes and the Kodiak notes and the Credit Agreement contain, and the indenture that will govern the senior notes offered in the Concurrent Senior Note Offering will contain, various restrictive covenants that may limit our management’s discretion in certain respects. In particular, these agreements will limit our and our subsidiaries’ ability to, among other things:

•	pay dividends on, redeem or repurchase our capital stock or redeem or repurchase our senior or subordinated debt;

•	make loans to others;

•	make investments;

•	incur additional indebtedness or issue preferred stock;

•	create certain liens;

•	sell assets;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of our assets and those of our restricted subsidiaries taken as a whole;

•	engage in transactions with affiliates;

•	enter into hedging contracts;

•	create unrestricted subsidiaries; and

•	enter into sale and leaseback transactions.

In addition, the Credit Agreement requires us, as of the last day of any quarter, (i) to not exceed a total debt to the last four quarters’ EBITDAX ratio (as defined in the Credit Agreement) of 4.0 to 1.0 and (ii) to have a consolidated current assets to consolidated current liabilities ratio (as defined in the Credit Agreement and which includes an add back of the available borrowing capacity under the Credit Agreement) of not less than 1.0 to 1.0. Also, the indentures under which we issued the existing senior notes and the existing senior subordinated notes restrict, and the indenture that will govern the senior notes offered in the Concurrent Senior Note Offering will restrict, us from incurring additional indebtedness and making certain restricted payments, subject to certain exceptions, unless our fixed charge coverage ratio (as defined in the indentures) is at least 2.0 to 1. The indentures pursuant to which the Kodiak notes were issued restrict us from incurring additional indebtedness and making certain restricted payments, subject to certain exceptions, unless our fixed charge coverage ratio (as defined in the indentures) is at least 2.25 to 1. If we were in violation of these covenants, then we may not be able to incur additional indebtedness, including under the Credit Agreement. A substantial or extended decline in oil or natural gas prices may adversely affect our ability to comply with these covenants.

If we fail to comply with the restrictions in the indentures governing the existing notes and the Kodiak notes or the Credit Agreement, the restrictions that will be in the indentures that will govern the convertible notes and senior notes offered in the Concurrent Offerings, or the restrictions in any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related indebtedness as well as any other indebtedness to which a cross-acceleration or cross-default provision applies.

In addition, lenders may be able to terminate any commitments they had made to make further funds available to us. Furthermore, if we were unable to repay the amounts due and payable under the Credit Agreement, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event that our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets or be able to borrow sufficient funds to repay or refinance that indebtedness.

Our exploration and development operations require substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our oil and natural gas reserves.

The oil and gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration, development, production and acquisition of oil and natural gas reserves. To date, we have financed capital expenditures through a combination of equity and debt issuances, bank borrowings, internally generated cash flows, agreements with industry partners and oil and gas property divestments. We intend to finance future capital expenditures with cash flow from operations, cash on hand, financing arrangements and with proceeds from this offering and the Concurrent Offerings. Our cash flow from operations and access to capital is subject to a number of variables, including:

•	our proved reserves;
•	the level of oil and natural gas we are able to produce from existing wells;
•	the prices at which oil and natural gas are sold;
•	the costs of producing oil and natural gas; and
•	our ability to acquire, locate and produce new reserves.

If our revenues or the borrowing base under the Credit Agreement decrease as a result of lower oil and natural gas prices, operating difficulties, declines in reserves, or for any other reason, then we may have limited ability to obtain the capital necessary to sustain our operations at current levels.

We may, from time to time, need to seek additional financing. There can be no assurance as to the availability or terms of any additional financing. If additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. If cash generated by operations or available under the Credit Agreement is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to the exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our oil and natural gas reserves.

Our acreage must be drilled before lease expiration, generally within three to five years, in order to hold the acreage by production. Failure to drill sufficient wells in order to hold acreage will result in substantial lease renewal costs, or if renewal is not feasible, loss of our lease and prospective drilling opportunities.

Unless production is established on our undeveloped acreage, the underlying leases will expire. As of December 31, 2014, the portion of our net undeveloped acreage that is subject to expiration over the next three years, if not successfully developed or renewed, is approximately 26% in 2015, 29% in 2016 and 13% in 2017. The cost to renew such leases may increase significantly, and we may not be able to renew such leases on commercially reasonable terms or at all. In addition, on certain portions of our acreage, third-party leases become immediately effective if our leases expire. As such, our actual drilling activities may materially differ from our current expectations, which could adversely affect our business.

Our acquisition activities may not be successful.

As part of our growth strategy, we have made and may continue to make acquisitions of businesses and properties. However, suitable acquisition candidates may not continue to be available on terms and conditions we find acceptable, and acquisitions pose substantial risks to our business, financial condition and results of operations. In pursuing acquisitions, we compete with other companies, many of which have greater financial and other resources to acquire attractive companies and properties. The following are some of the risks associated with acquisitions, including any completed or future acquisitions:

•	some of the acquired businesses or properties may not produce revenues, reserves, earnings or cash flow at anticipated levels;

•	we may assume liabilities that were not disclosed to us or that exceed our estimates;

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we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

•	acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures;

•	we may issue additional equity or debt securities in order to fund future acquisitions; and

•	we may incur losses as a result of title defects.

Substantial acquisitions or other transactions could require significant external capital and could change our risk and property profile.

In order to finance acquisitions of additional producing or undeveloped properties, we may need to alter or increase our capitalization substantially through the issuance of debt or equity securities, the sale of production payments or other means. These changes in capitalization may significantly affect our risk profile. Additionally, significant acquisitions or other transactions can change the character of our operations and business. The character of the new properties may be substantially different in operating or geological characteristics or geographic location than our existing properties. Furthermore, we may not be able to obtain external funding for additional future acquisitions or other transactions or to obtain external funding on terms acceptable to us.

The unavailability or high cost of additional drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis or within our budget.

The demand for qualified and experienced field personnel to conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. Historically, there have been shortages of drilling rigs and other oilfield equipment as demand for rigs and equipment has increased along with the number of wells being drilled. These factors also cause significant increases in costs for equipment, services and personnel. Higher oil and natural gas prices generally stimulate demand and result in increased prices for drilling rigs, crews and associated supplies, equipment and services. Additionally, our operations in some instances require supply materials for production, such as CO2, which could become subject to shortage and increasing costs. Shortages of field personnel, drilling rigs, equipment, supplies or personnel or price increases could delay or adversely affect our exploration and development operations, which could have a material adverse effect on our business, financial condition, results of operations or cash flows, or restrict operations.

Our identified drilling locations are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

We have specifically identified and scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. As of December 31, 2014, we had identified a drilling inventory of over 5,600 gross drilling locations. These scheduled drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability of capital, costs of oil field goods and services, drilling results, our ability to extend drilling acreage leases beyond expiration, regulatory approvals and other factors. Because of these uncertainties, we do not know if the numerous potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or gas from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could in turn adversely affect our business.

We have been an early entrant into new or emerging plays. As a result, our drilling results in these areas are uncertain, the value of our undeveloped acreage may decline and we may incur impairment charges if drilling results are unsuccessful.

While our costs to acquire undeveloped acreage in new or emerging plays have generally been less than those of later entrants into a developing play, our drilling results in these areas are more uncertain than drilling results in areas that are developed and producing. Since new or emerging plays have limited or no production history, we are unable to use past drilling results in those areas to help predict our future drilling results. Therefore, our cost of drilling, completing and operating wells in these areas may be higher than initially expected, and the value of our undeveloped acreage will decline if drilling results are unsuccessful. Furthermore, if drilling results are unsuccessful, we may be required to write down the carrying value of our undeveloped acreage in new or emerging plays. For example, during the fourth quarter of 2014, we recorded a $45 million non-cash charge for the impairment of unproved oil and gas properties in Louisiana, Michigan, Montana, North Dakota and Texas, as well as a $21 million non-cash charge for the impairment of unproved CO2 properties in New Mexico. We may also incur such impairment charges in the future, which could have a material adverse effect on our results of operations in the period taken. Additionally, our rights to develop a portion of our undeveloped acreage may expire if not successfully developed or renewed. See “Acreage” in Item 2 of our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement, for more information relating to the expiration of our rights to develop undeveloped acreage.

Properties that we acquire may not produce as projected, and we may be unable to identify liabilities associated with the properties or obtain indemnities from sellers for liabilities they may have created.

Our business strategy includes a continuing acquisition program. From 2004 through 2014, we completed 21 separate significant acquisitions of producing properties with a combined purchase price of $6.4 billion for estimated proved reserves as of the effective dates of the acquisitions of 445.2 MMBOE. The successful acquisition of producing properties requires assessment of many factors, which are inherently inexact and may be inaccurate, including the following:

•	the amount of recoverable reserves;

•	future oil and natural gas prices;

•	estimates of operating costs;

•	estimates of future development costs;

•	timing of future development costs;

•	estimates of the costs and timing of plugging and abandonment; and

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the assumption of unknown potential environmental and other liabilities, losses or costs, including for example, historical spills or releases for which we are not indemnified or for which our indemnity is inadequate.

Our assessment will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. In the course of our due diligence, we may not inspect every well, platform, facility or pipeline. Inspections may not reveal structural and environmental problems, such as pipeline corrosion or groundwater contamination, when they are made. We may not be able to obtain contractual indemnities from the seller for liabilities that it created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

We may not be able to replace the reserves on properties we divest, and the agreements pursuant to which assets we divest may contain continuing indemnification obligations.

Part of our business strategy includes selling properties when we believe that the sales price realized will provide an above average rate of return for the property or when the property no longer matches the profile of properties we desire to own. Unless we conduct successful exploration, development and production activities or acquire properties containing proved reserves, divestitures of our properties will reduce our proved reserves and potentially our production. We may not be able to develop, find or acquire additional reserves sufficient to replace such reserves and production from any of the properties we sell. Additionally, agreements pursuant to which we sell properties may include terms that survive closing of the sale, including indemnification provisions, which could obligate us to substantial liabilities.

Our use of oil and natural gas price hedging contracts involves credit risk and may limit higher revenues in the future in connection with commodity price increases and may result in significant fluctuations in our net income.

We enter into hedging transactions of our oil and natural gas production revenues to reduce our exposure to fluctuations in the price of oil and natural gas. Our hedging transactions to date have consisted of financially settled crude oil and natural gas options contracts, primarily costless collars and swap contracts, placed with major financial institutions. As of March 9, 2015, we had contracts covering the sale of between 444,700 and 1,068,360 barrels of oil per month for all of 2015. All of our oil hedges will expire by December 2017. See “Quantitative and Qualitative Disclosures about Market Risk” in Item 7A of our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement, for pricing information and a more detailed discussion of our hedging transactions.

We may in the future enter into these and other types of hedging arrangements to reduce our exposure to fluctuations in the market prices of oil and natural gas, or alternatively, we may decide to unwind or restructure the hedging arrangements we previously entered into. Hedging transactions expose us to risk of financial loss in some circumstances, including if production is less than expected, the other party to the contract defaults on its obligations or there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received. Hedging transactions may limit the benefit we may otherwise receive from increases in the price for oil and natural gas. Our three-way collars only provide partial protection against declines in market prices due to the fact that when the market price falls below the sub-floor, the minimum price we will receive will be NYMEX plus the difference between the floor and the sub-floor. Furthermore, if we do not engage in hedging transactions or unwind hedging transactions we previously entered into, then we may be more adversely affected by declines in oil and natural gas prices than our competitors who engage in hedging transactions. Additionally, hedging transactions may expose us to cash margin requirements.

We recognize all gains and losses from changes in commodity derivative fair values immediately in earnings rather than deferring any such amounts in accumulated other comprehensive income. Consequently, we may experience significant net losses, on a non-cash basis, due to changes in the value of our hedges as a result of commodity price volatility.

Seasonal weather conditions and lease stipulations adversely affect our ability to conduct drilling activities in some of the areas where we operate.

Oil and gas operations in the Rocky Mountains are adversely affected by seasonal weather conditions and lease stipulations designed to protect various wildlife. In certain areas, drilling and other oil and gas activities can only be conducted during the spring and summer months. This limits our ability to operate in those areas and can intensify competition during those months for drilling rigs, oil field equipment, services, supplies and qualified personnel, which may lead to periodic shortages. Resulting shortages or high costs could delay our operations, cause temporary declines in our oil and gas production and materially increase our operating and capital costs.

An increase in the differential or decrease in the premium between the NYMEX or other benchmark prices of oil and natural gas and the wellhead price we receive could have a material adverse effect on our results of operations, financial condition and cash flows.

The prices that we receive for our oil and natural gas production generally trade at a discount, but sometimes at a premium, to the relevant benchmark prices such as NYMEX. A negative difference between the benchmark price and the price received is called a differential and a positive difference is called a premium. The differential and premium may vary significantly due to market conditions, the quality and location of production and other risk factors. We cannot accurately predict oil and natural gas differentials and premiums. Increases in the differential and decreases in the premium between the benchmark price for oil and natural gas and the wellhead price we receive could have a material adverse effect on our results of operations, financial condition and cash flows.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and gas operations.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

•	the loss of well control;

•	fires and explosions;

•	personal injuries and death; and

•	natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

We have limited control over activities on properties we do not operate, which could reduce our production and revenues and increase capital expenditures.

We operate 70% of our net productive oil and natural gas wells, which represents 85% of our proved developed producing reserves as of December 31, 2014. If we do not operate the properties in which we own an interest, we do not have control over normal operating procedures, expenditures or future development of our properties. The failure of an operator of our wells to adequately perform operations or an operator’s breach of the applicable agreements could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depends upon a number of factors outside of our control, including the operator’s decisions with respect to the timing and amount of capital expenditures, the period of time over which the operator seeks to generate a return on capital expenditures, inclusion of other participants in drilling wells, and the use of technology, as well as the operator’s expertise and financial resources and the operator’s relative interest in the field. Operators may also opt to decrease operational activities following a significant decline in oil or natural gas prices. Because we do not have a majority interest in most wells we do not operate, we may not be in a position to remove the operator in the event of poor performance. Accordingly, while we use commercially reasonable efforts to cause the operator to act as a reasonably prudent operator, we are limited in our ability to do so.

Our use of 3-D seismic data is subject to interpretation and may not accurately identify the presence of oil and gas, which could adversely affect the results of our drilling operations.

Even when properly used and interpreted, 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. In addition, the use of 3-D seismic and other advanced technologies requires greater predrilling expenditures than traditional drilling strategies do, and we could incur losses as a result of such expenditures. Thus, some of our drilling activities may not be successful or economical, and our overall drilling success rate or our drilling success rate for activities in a particular area could decline. We often gather 3-D seismic data over large areas. Our interpretation of seismic data delineates for us those portions of an area that we believe are desirable for drilling. Therefore, we may choose not to acquire option or lease rights prior to acquiring seismic data, and in many cases, we may identify hydrocarbon indicators before seeking option or lease rights in the location. If we are not able to lease those locations on acceptable terms, it would result in our having made substantial expenditures to acquire and analyze 3-D seismic data without having an opportunity to attempt to benefit from those expenditures.

Market conditions or operational impediments may hinder our access to oil and gas markets or delay our production.

In connection with our continued development of oil and gas properties, we may be disproportionately exposed to the impact of delays or interruptions of production from wells in these properties, caused by transportation capacity constraints, curtailment of production or the interruption of transporting oil and gas volumes produced. In addition, market conditions or a lack of satisfactory oil and gas transportation arrangements may hinder our access to oil and gas markets or delay our production. The availability of a ready market for our oil, NGL and natural gas production depends on a number of factors, including the demand for and supply of oil,

NGLs and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends substantially on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third-parties. Additionally, entering into arrangements for these services exposes us to the risk that third parties will default on their obligations under such arrangements. Our failure to obtain such services on acceptable terms or the default by a third party on their obligation to provide such services could materially harm our business. We may be required to shut in wells for a lack of a market or because access to gas pipelines, gathering systems or processing facilities may be limited or unavailable. If that were to occur, then we would be unable to realize revenue from those wells until production arrangements were made to deliver the production to market.

We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•	discharge permits for drilling operations;
•	drilling bonds;
•	reports concerning operations;
•	the spacing of wells;
•	unitization and pooling of properties; and
•	taxation.

Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that could substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our financial condition and results of operations.

Our operations may incur substantial costs and liabilities to comply with environmental laws and regulations.

Our oil and gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences; restrict the types, quantities and concentration of materials that can be released into the environment in connection with drilling and production activities; limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations, or the imposition of injunctive relief. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed. Private parties, including the surface owners of properties upon which we drill, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. We may not be able to recover some or any of these costs from insurance. Moreover, federal law and some state laws allow the government to place a lien on real property for costs incurred by the government to address contamination on the property.

Changes in environmental laws and regulations occur frequently and may have a materially adverse impact on our business. For example, in 2012, the EPA published final rules under the Federal Clean Air Act that subject oil and natural gas production, processing, transmission and storage operations to regulation under the New

Source Performance Standards and National Emission Standards for Hazardous Air Pollutants. With regards to production activities, these rules require, among other things, the reduction of volatile organic compound emissions from certain fractured and refractured gas wells for which well completion operations are conducted and, in particular, requiring some of these wells to use reduced emission completions, also known as “green completions,” after January 1, 2015. These regulations also establish specific new requirements regarding emissions from production-related wet seal and reciprocating compressors, pneumatic controllers and storage vessels. Any increased governmental regulation or suspension of oil and natural gas exploration or production activities that arises out of these incidents could result in higher operating costs, which could in turn adversely affect our operating results. Also, for instance, any changes in laws or regulations that result in more stringent or costly material handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as those of the oil and gas industry in general.

Climate change legislation or regulations restricting emissions of greenhouse gases could result in increased operating costs and reduced demand for oil and gas that we produce.

On December 15, 2009, the EPA published its findings that emissions of carbon dioxide, methane and other greenhouse gases (“GHG”) present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climate changes. Based on these findings, the EPA has begun adopting and implementing regulations that restrict emissions of GHG under existing provisions of the Federal Clean Air Act (the “CAA”), including one rule that limits emissions of GHG from motor vehicles beginning with the 2012 model year. The EPA has asserted that these final motor vehicle GHG emission standards trigger the CAA construction and operating permit requirements for stationary sources, commencing when the motor vehicle standards took effect on January 2, 2011. On June 3, 2010, the EPA published its final rule to address the permitting of GHG emissions from stationary sources under the Prevention of Significant Deterioration (the “PSD”) and Title V permitting programs. This rule “tailors” these permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. Further, facilities required to obtain PSD permits for their GHG emissions are required to reduce those emissions consistent with guidance for determining “best available control technology” standards for GHG, which guidance was published by the EPA in November 2010. Also in November 2010, the EPA expanded its existing GHG reporting rule to include onshore oil and natural gas production, processing, transmission, storage and distribution facilities. This rule requires reporting of GHG emissions from such facilities on an annual basis with reporting beginning in 2012 for emissions occurring in 2011.

In June 2014, the Supreme Court upheld most of the EPA’s GHG permitting requirements, allowing the agency to regulate the emission of GHG from stationary sources already subject to the PSD and Title V requirements. Certain of our equipment and installations may currently be subject to PSD and Title V requirements and hence, under the Supreme Court’s ruling, may also be subject to the installation of controls to capture GHGs. For any equipment or installation so subject, we may have to incur increased compliance costs to capture related GHG emissions.

The EPA took additional action under the CAA in June 2014. In accordance with President Obama’s Climate Action Plan, on June 18, 2014, the EPA proposed rules to reduce carbon emissions from electric generating units. The proposal, commonly called the “Clean Power Plan,” requires states to develop plans to reduce carbon emissions from fossil fuel-fired generating units commencing in 2020, with the reductions to be fully phased in by 2030. Each state is given a different carbon reduction target, but the EPA expects that, in the aggregate, the overall proposal will reduce carbon emissions from electric generating units by 30% from 2005 levels. As proposed, states are given substantial flexibility in meeting their emission reduction targets and can generally choose to lower carbon emissions by replacing higher carbon generation, such as coal or natural gas, with lower carbon generation, such as efficient natural gas units or renewable energy alternatives. It is not possible at this time to predict what requirements might be adopted by the EPA in the final rule expected in 2015, or how any such final rule would impact our business.

In addition, both houses of Congress have actively considered legislation to reduce emissions of GHG, and many states have already taken legal measures to reduce emissions of GHG, primarily through the development of GHG inventories, greenhouse gas permitting and/or regional GHG “cap and trade” programs. Most of these “cap and trade” programs work by requiring either major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved. In the absence of new legislation, the EPA is issuing new regulations that limit emissions of GHG associated with our operations which will require us to incur costs to inventory and reduce emissions of GHG associated with our operations and which could adversely affect demand for the oil, NGLs and natural gas that we produce. Finally, it should be noted that many scientists have concluded that increasing concentrations of GHG in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. If any such effects were to occur, they could have an adverse effect on our assets and operations.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our cash flows and results of operations.

Unless we conduct successful exploration, development and production activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and therefore our cash flow and income, are highly dependent on our success in efficiently developing and producing our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production.

The loss of senior management or technical personnel could adversely affect us.

To a large extent, we depend on the services of our senior management and technical personnel. The loss of the services of our senior management or technical personnel, including James J. Volker, Chairman, President and Chief Executive Officer; Peter W. Hagist, Senior Vice President, Planning; Rick A. Ross, Senior Vice President, Operations; Michael J. Stevens, Senior Vice President and Chief Financial Officer; Mark R. Williams, Senior Vice President, Exploration and Development; Steven A. Kranker, Vice President, Reservoir Engineering/Acquisitions; or David M. Seery, Vice President, Land, could have a material adverse effect on our operations. We do not maintain, nor do we plan to obtain, any insurance against the loss of any of these individuals.

Competition in the oil and gas industry is intense, which may adversely affect our ability to compete.

We operate in a highly competitive environment for acquiring properties, marketing oil and gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources allow for. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for available capital for investment in the oil and gas industry. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

Certain federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated or deferred as a result of future legislation.

In February 2015, President Obama’s Administration released its proposed federal budget for fiscal year 2016 that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. Such changes include, but are not limited to:

•	the repeal of the percentage depletion allowance for oil and gas properties;
•	the elimination of current deductions for intangible drilling and development costs;
•	the elimination of the deduction for U.S. oil and gas production activities; and
•	an extension of the amortization period for certain geological and geophysical expenditures.

It is unclear, however, whether any such changes will be enacted or how soon such changes could be effective. The passage of any legislation containing these or similar changes in U.S. federal income tax law could eliminate or defer certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such changes could negatively affect our financial condition and results of operations.

In connection with the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act, new regulations forthcoming in this area may result in increased costs and cash collateral requirements for the types of oil and gas derivative instruments we use to manage our risks related to oil and gas commodity price volatility.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted into law. This financial reform legislation includes provisions that require over-the-counter derivative transactions to be executed through an exchange or centrally cleared. In addition, the legislation provides an exemption from mandatory clearing requirements based on regulations to be developed by the Commodity Futures Trading Commission (the “CFTC”) and the SEC for transactions by non-financial institutions to hedge or mitigate commercial risk. At the same time, the legislation includes provisions under which the CFTC may impose collateral requirements for transactions, including those that are used to hedge commercial risk. However, during drafting of the legislation, members of Congress adopted report language and issued a public letter stating that it was not their intention to impose margin and collateral requirements on counterparties that utilize transactions to hedge commercial risk. Final rules on major provisions in the legislation, like new margin requirements, will be established through rulemakings and will not take effect until 12 months after the date of enactment. Although we cannot predict the ultimate outcome of these rulemakings, new regulations in this area may result in increased costs and cash collateral requirements for the types of oil and gas derivative instruments we use to hedge and to otherwise manage our financial risks related to volatility in oil and gas commodity prices.

We depend on computer and telecommunications systems, and failures in our systems or cyber security attacks could significantly disrupt our business operations.

We have entered into agreements with third parties for hardware, software, telecommunications and other information technology services in connection with our business. In addition, we have developed proprietary software systems, management techniques and other information technologies incorporating software licensed from third parties. It is possible we could incur interruptions from cyber security attacks, computer viruses or malware. We believe that we have positive relations with our related vendors and maintain adequate anti-virus and malware software and controls; however, any interruptions to our arrangements with third parties for our computing and communications infrastructure or any other interruptions to our information systems could lead to data corruption, communication interruption or otherwise significantly disrupt our business operations.

We may experience difficulties in integrating Kodiak into our businesses, which could cause the combined company to fail to realize many of the anticipated potential benefits of the Kodiak Acquisition.

We acquired Kodiak with the expectation that the acquisition would result in various benefits, including, among other things, operating efficiencies and cost savings. Achieving the anticipated benefits of the Kodiak Acquisition will depend in part upon whether our two companies integrate our businesses in an efficient and effective manner. We may not be able to accomplish this integration process successfully. The difficulties of combining the two companies’ businesses potentially will include, among other things:

•

the necessity of addressing possible differences, incorporating cultures and management philosophies and the integration of certain operations following the transaction will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day business of the combined company; and

•	any inability of our management to cause best practices to be applied to the combined company’s business.

An inability to realize the full extent of the anticipated benefits of the transaction, as well as any delays encountered in the transition process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may affect the value of our common stock.

Risks related to our common stock

The market price of our common stock could be negatively affected by sales of substantial amounts of additional equity securities by us.

Sales by us of a substantial amount of equity securities following this offering and the Concurrent Offerings, including additional shares of our common stock or equity or equity-linked securities senior to our common stock or convertible into our common stock, or the perception that these sales might occur, as well as the issuance or potential issuance of a substantial number of shares of our common stock upon conversion of the convertible notes being offered in the Concurrent Convertible Note Offering could cause the market price of our common stock to decline. Such a decline could make more costly or otherwise impair our ability to raise capital in this manner. We may issue additional equity securities in the future for a number of reasons, including to raise capital beyond the capital raised in this offering and the Concurrent Offerings in order to finance our operations and business strategy. No prediction can be made as to the effect, if any, that future sales or issuance of shares of our common stock or other equity or equity-linked securities will have on the trading price of our common stock.

The convertible notes may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the convertible notes. For example, the market price of our common stock could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the convertible notes;

•	possible sales of our common stock by investors who view the convertible notes as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the convertible notes and our common stock.

We are not currently paying dividends and do not intend to pay dividends for the foreseeable future.

We have not paid any dividends on our common stock since we were incorporated in July 2003, and we do not anticipate paying any such dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our financial position, cash flows, results of operations, capital requirements, investment opportunities and the terms of our indebtedness. Except for limited exceptions, the Credit Agreement restricts our ability to make any dividends or distributions on our common stock. Additionally, the indentures governing our existing notes and the Kodiak notes contain, and the indenture that will govern the senior notes offered in the Concurrent Senior Note Offering will contain, restrictive covenants that will limit our ability to pay cash dividends on our common stock.

Anti-takeover provisions in our charter documents and Delaware law might discourage or delay acquisition attempts for us that stockholders might consider favorable.

Our restated certificate of incorporation and amended and restated bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. Among other things, these provisions:

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of our common stock;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•

provide that the board of directors is expressly authorized to make, alter, or repeal our bylaws and that our stockholders may only amend our bylaws with the approval of 70% or more of all of the outstanding shares of our capital stock entitled to vote; and

•	establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, each holder of common stock is entitled to one-half of a preferred share purchase right (a “Right”). Each Right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (“Preferred Shares”) at a price of $180.00 per one one-hundredth of a Preferred Share, subject to adjustment. If any person becomes a 15% or more stockholder of us, then each Right (subject to certain limitations) will entitle its holder to purchase, at the Right’s then current exercise price, a number of shares of our common stock or of the acquirer having a market value at the time of twice the Right’s per share exercise price.

These anti-takeover provisions, other provisions under Delaware law and the Rights could discourage, delay or prevent a transaction involving a change in control of our company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our common stock. They could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire.

The market price of our common stock may decline in the future as a result of the Kodiak Acquisition.

The market price of our common stock may decline in the future as a result of the Kodiak Acquisition for a number of reasons, including the unsuccessful integration of Kodiak (including the reasons set forth in the preceding risk factor) or our failure to achieve the perceived benefits of the Kodiak Acquisition, including financial and operating results, as rapidly as or to the extent anticipated by financial or industry analysts. These factors are, to some extent, beyond our control.

Use of proceeds

We estimate that we will receive net proceeds of approximately $1.0 billion from our sale of our common stock in this offering, after deducting underwriter’s discounts and commissions. If the underwriter exercises in full its option to purchase additional shares of our common stock, we have assumed that we will receive net proceeds of approximately $1.2 billion, after deducting underwriter’s discounts and commissions.

We estimate that the aggregate net proceeds from the Concurrent Offerings will be approximately $1.7 billion (or $2.0 billion if the initial purchasers in the Concurrent Convertible Note Offering exercise in full their option to purchase additional convertible notes), after deducting initial purchasers’ discounts and commissions and with respect to the Concurrent Senior Note Offering estimated offering expenses payable by us.

We intend to use the net proceeds from this offering and the Concurrent Offerings to repay all or a portion of the amount outstanding under the Credit Agreement and any remainder for our general corporate purposes. We incurred approximately $1.5 billion of borrowings to complete the Kodiak Acquisition (including the repayment of our and Kodiak’s previously existing credit agreements), $760 million of borrowings under the Credit Agreement to complete the Kodiak Change of Control Offer, and additional borrowings since December 31, 2014 of $0.7 billion used to finance our capital expenditures and general operations. In the event that the Concurrent Offerings are not completed, an amount equal to approximately $1.9 billion will remain outstanding under the Credit Agreement based on an outstanding balance of $2.9 billion as of March 16, 2015 following the application of the proceeds from this offering.

Borrowings under the Credit Agreement bear interest at the rate of 2.4% as of March 16, 2015, had a weighted average interest rate of 2.5% for the year ended December 31, 2014 and mature on December 8, 2019. Amounts repaid under the revolving credit facility of the Credit Agreement may be reborrowed, subject to the terms of the Credit Agreement.

An affiliate of the underwriter is a lender under the Credit Agreement, and accordingly, will receive a portion of the proceeds from this offering in the form of the repayment of borrowings under the Credit Agreement. See “Underwriting (conflicts of interest).”

Capitalization

The following table sets forth our capitalization as of December 31, 2014:

•	on an actual basis;

•

as adjusted to give effect to the completion of the Kodiak Change of Control Offer pursuant to which we purchased and cancelled approximately $2 million in aggregate principal amount of 2019 Kodiak notes, approximately $346 million in aggregate principal amount of 2021 Kodiak notes and approximately $399 million in aggregate principal amount of 2022 Kodiak notes, which purchases were funded with aggregate borrowings of approximately $760 million under the Credit Agreement;

•

as further adjusted to give effect to this offering and the anticipated application of the estimated net proceeds of this offering (assuming no exercise of the underwriter’s option to purchase additional shares) as described in “Use of proceeds;” and

•

as further adjusted to give effect to the Concurrent Offerings of $1.0 billion aggregate principal amount of convertible notes (assuming no exercise of the initial purchasers’ option to purchase additional convertible notes) and $750 million aggregate principal amount of senior notes, and the anticipated application of the estimated net proceeds of the Concurrent Offerings as described in “Use of proceeds.”

See “Use of proceeds” for a description of the assumptions made for the purposes of calculating the net proceeds from this offering and the Concurrent Offerings. The actual net proceeds received by us from this offering and the Concurrent Offerings are likely to vary from the amounts presented in this prospectus supplement.

You should read this table in conjunction with our historical financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	December 31, 2014
	Actual	As adjusted for the Kodiak change of control offer	As further adjusted for this offering	As further adjusted for the Concurrent Offerings
		(in thousands)
Long-term debt:
Credit Agreement(1)	$1,400,000	$2,160,300	$1,120,800	$—
6.5% Senior Subordinated Notes due 2018	350,000	350,000	350,000	350,000
5.000% Senior Notes due 2019	1,100,000	1,100,000	1,100,000	1,100,000
8.125% Senior Notes due 2019	800,000	797,550	797,550	797,550
5.750% Senior Notes due 2021	1,200,000	1,200,000	1,200,000	1,200,000
5.500% Senior Notes due 2021	350,000	3,904	3,904	3,904
5.500% Senior Notes due 2022	400,000	610	610	610
1.25% Convertible Senior Notes due 2020(2)	—	—	—	1,000,000
6.25% Senior Notes due 2023	—	—	—	750,000

Total long-term debt	$5,600,000	$5,612,364	$4,572,864	$5,202,064

Equity:
Preferred stock $0.001, par value; 5,000,000 authorized	$—	$—	$—	$—
Common stock, $0.001 par value; 300,000,000 shares authorized (168,346,020 actual shares issued as of December 31, 2014 and 203,346,020 as adjusted for shares issued in this offering)(3)	168	168	203	203
Additional paid-in capital(2)	3,385,094	3,385,094	4,435,059	4,435,059
Retained earnings	2,309,712	2,309,712	2,309,712	2,309,712

Total Whiting shareholders’ equity	5,694,974	5,694,974	6,744,974	6,744,974

Total capitalization	$11,294,974	$11,307,338	$11,317,838	$11,947,038

(1)	As of March 16, 2015, total borrowings under the Credit Agreement were $2.9 billion, leaving availability of approximately $1.6 billion, consisting of $597 million under the revolving credit facility and $1.0 billion under the delayed draw term loan facility (each subject to the borrowing base which is subject to regular redeterminations on May 1 and November 1 of each year, as well as special redeterminations described in the Credit Agreement). As of December 31, 2014 and March 16, 2015, and after giving effect to the Kodiak Change of Control Offer and the related borrowings under the Credit Agreement, additional borrowings since December 31, 2014 of $0.7 billion used to finance our capital expenditures and general operations, the termination of the delayed draw term loan facility under the Credit Agreement, this offering and the Concurrent Offerings yielding aggregate net proceeds of approximately $2.8 billion the use of proceeds set forth under “Use of proceeds,” we would have had approximately $141 million outstanding under the revolving credit facility, leaving availability of approximately $3.4 billion under the revolving credit facility (subject to the borrowing base which is subject to regular redeterminations on May 1 and November 1 of each year, as well as special redeterminations described in the Credit Agreement). Borrowings under the revolving credit facility in 2015 were incurred to fund our capital expenditure program and general operations and to complete the Kodiak Change of Control Offer.
(2)	In accordance with Accounting Standards Codification 470-20 (“ASC 470-20”), a convertible debt instrument that may be settled entirely or partially in cash is required to be separated into a liability and equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in additional paid-in capital. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the convertible notes is the aggregate principal amount of the convertible notes and does not reflect the debt discount that we will be required to recognize or the related increase to additional paid-in capital.
(3)	The number of shares issued does not include (a) shares of our common stock issuable upon the conversion of the convertible notes offered in the Concurrent Convertible Note Offering, (b) 4,037,899 shares of our common stock reserved for issuance in connection with our equity incentive plans as of March 16, 2015 or (c) 677,180 shares of our common stock underlying stock options. As of March 16, 2015, 169,487,592 shares of our common stock were issued and outstanding.

Price range of common stock and dividends

Our common stock is traded on The New York Stock Exchange under the symbol “WLL.” The following table shows the high and low sale prices for our common stock for the periods presented.

	High	Low

2015
First quarter (through March 23, 2015)	$41.57	$26.14

2014
Fourth quarter (ended December 31, 2014)	$78.99	$24.13
Third quarter (ended September 30, 2014)	$92.92	$76.28
Second quarter (ended June 30, 2014)	$82.35	$68.46
First quarter (ended March 31, 2014)	$72.32	$54.93

2013
Fourth quarter (ended December 31, 2013)	$70.57	$56.40
Third quarter (ended September 30, 2013)	$60.65	$46.13
Second quarter (ended June 30, 2013)	$50.96	$42.44
First quarter (ended March 31, 2013)	$52.02	$43.60

On March 23, 2015, the last sale price of our common stock as reported on The New York Stock Exchange was $38.39 per share.

As of March 16, 2015, there were 808 holders of record of our common stock.

We have not paid any dividends on our common stock since we were incorporated in July 2003, and we do not anticipate paying any such dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our financial position, cash flows, results of operations, capital requirements, investment opportunities and the terms of our indebtedness. Except for limited exceptions, the Credit Agreement restricts our ability to make any dividends or distributions on our common stock. Additionally, the indentures governing our existing notes and the Kodiak notes contain, and the indenture that will govern the senior notes to be issued in the Concurrent Senior Note Offering will contain, restrictive covenants that will limit our ability to pay cash dividends on our common stock.

Unaudited pro forma combined financial information

The following unaudited pro forma combined financial information is derived from the historical consolidated financial statements of Whiting and Kodiak incorporated by reference in this prospectus supplement and has been adjusted to reflect the acquisition of Kodiak by Whiting. Certain of Kodiak’s historical amounts have been reclassified to conform to Whiting’s financial statement presentation. The unaudited pro forma combined statement of operations for the year ended December 31, 2014 gives effect to the Kodiak Acquisition as if it had occurred on January 1, 2014. The following unaudited pro forma combined financial information does not give effect to the completion of this offering or the Concurrent Offerings or the application of the net proceeds therefrom.

The unaudited pro forma combined statement of operations reflects pro forma adjustments based on available information and certain assumptions that Whiting believes are reasonable and include the following:

•	Whiting’s acquisition of Kodiak, which has been accounted for using the acquisition method of accounting.

•	Adjustments to conform Kodiak’s historical policy of accounting for its oil and natural gas properties from the full cost method to the successful efforts method of accounting used by Whiting.

•	Assumed borrowings under Whiting’s credit facility used to repay all of the debt outstanding under Kodiak’s credit facility.

•	Assumption of Kodiak’s outstanding equity awards, including restricted stock awards, restricted stock units and stock options.

•	Elimination of severance costs, stock-based compensation expense and bonuses for certain Kodiak executives, as well as other transaction-related expenses.

•	Estimated tax impacts of the pro forma adjustments.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined statement of operations. In Whiting’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made.

The unaudited pro forma combined financial information does not purport to represent what Whiting’s results of operations would have been had the Kodiak Acquisition actually been consummated on the assumed date nor is it indicative of future results of operations. The unaudited pro forma combined financial information does not reflect future events that may occur after the Kodiak Acquisition, including, but not limited to, the anticipated realization of ongoing savings from operating efficiencies. This unaudited pro forma combined statement of operations should be read in conjunction with the historical consolidated financial statements and related notes of Whiting and Kodiak for the periods presented.

Whiting Petroleum Corporation

Unaudited pro forma combined statement of operations

For the year ended December 31, 2014

(in thousands, except per share data)

	Whiting historical	Kodiak historical(1)				Whiting pro forma combined
	Year ended December 31, 2014	Nine months ended September 30, 2014	October 1, 2014 — December 7, 2014	Pro forma adjustments		Year ended December 31, 2014

REVENUES AND OTHER INCOME:
Oil, NGL and natural gas sales	$3,024,617	$849,208	$159,552	$—		$4,033,377
Amortization of deferred gain on sale	30,494	—	—	—		30,494
Gain on sale of properties	27,657	—	—	—		27,657
Interest income and other	2,329	101	(21)	47,109	(a)	49,518

Total revenues and other income	3,085,097	849,309	159,531	47,109		4,141,046

COSTS AND EXPENSES:
Lease operating	496,925	118,240	51,175	—		666,340
Production taxes	253,008	90,151	16,605	—		359,764
Depreciation, depletion and amortization	1,089,545	291,558	77,431	(121,077	)(b)	1,337,457
Exploration and impairment	854,430	—	—	4,667	(c)	859,097
General and administrative	177,211	45,562	63,562	(121,275	)(d)	165,060
Interest expense	170,642	77,029	23,883	(21,677	)(e)	249,877
Commodity derivative gain, net	(100,579)	(2,009)	(122,601)	—		(225,189)

Total costs and expenses	2,941,182	620,531	110,055	(259,362)		3,412,406

INCOME BEFORE INCOME TAXES	143,915	228,778	49,476	306,471		728,640

INCOME TAX EXPENSE:
Current	2,625	—	—	—		2,625
Deferred	76,545	86,300	27,562	116,289	(f)	306,696

Total income tax expense	79,170	86,300	27,562	116,289		309,321

NET INCOME	64,745	142,478	21,914	190,182		419,319
Net loss attributable to noncontrolling interest	62	—	—	—		62

NET INCOME AVAILABLE TO SHAREHOLDERS	$64,807	$142,478	$21,914	$190,182		$419,381

EARNINGS PER COMMON SHARE:
Basic	$0.53					$2.52

Diluted	$0.53					$2.51

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	122,138			44,492	(g)	166,630

Diluted	122,519			44,562	(g)	167,081

(1)	Certain amounts in Kodiak’s historical statements of operations for the nine months ended September 30, 2014 and for the period from October 1, 2014 through December 7, 2014 have been reclassified to conform to Whiting’s financial statement presentation. Such reclassifications had no impact on Kodiak’s historical net income.

The accompanying notes are an integral part of this unaudited pro forma combined financial information.

Whiting Petroleum Corporation

Notes to unaudited pro forma combined financial information

Note 1. Basis of presentation

The unaudited pro forma combined financial information has been derived from the historical consolidated financial statements of Whiting and Kodiak and has been adjusted to reflect the acquisition of Kodiak by Whiting. Certain of Kodiak’s historical amounts have been reclassified to conform to Whiting’s financial statement presentation. The unaudited pro forma combined statement of operations for the year ended December 31, 2014 gives effect to the Kodiak Acquisition as if it had occurred on January 1, 2014.

The unaudited pro forma combined statement of operations reflects pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Whiting believes are reasonable. However, actual results may differ from those reflected in this information. In Whiting’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma combined statement of operations does not purport to represent what Whiting’s results of operations would have been if the Kodiak Acquisition had actually occurred on the date indicated above, nor is it indicative of Whiting’s future results of operations. This unaudited pro forma combined statement of operations should be read in conjunction with the historical consolidated financial statements and related notes of Whiting and Kodiak for the periods presented, incorporated by reference in this prospectus supplement.

The unaudited pro forma combined financial information includes adjustments to conform Kodiak’s accounting policies for oil and gas properties to the successful efforts method. Kodiak followed the full cost method of accounting for oil and gas properties, while Whiting follows the successful efforts method of accounting for oil and gas properties. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method, and these costs consist primarily of unsuccessful exploratory drilling costs, geological and geophysical costs, delay rental fees on leases and general and administrative expenses directly related to exploration and development activities. Under the successful efforts method of accounting, property acquisition costs are amortized on a units-of-production basis over total proved reserves, while costs of wells and related equipment and facilities are amortized on a units-of-production basis over the life of proved developed reserves. Under the full cost method of accounting, property acquisition costs, costs of wells, related equipment and facilities and future development costs are all included in a single full cost pool, which is amortized on a units-of-production basis over proved reserves.

Note 2. Preliminary allocation of the purchase price

The Kodiak Acquisition has been accounted for using the acquisition method of accounting for business combinations. The allocation of the purchase price is based upon management’s estimates and assumptions related to the fair value of assets acquired and liabilities assumed on the acquisition date using currently available information. The initial purchase price allocation for the Kodiak Acquisition is preliminary, and adjustments to provisional amounts (such as goodwill, certain accrued liabilities and their related deferred taxes), or recognition of additional assets acquired or liabilities assumed, may occur as additional information is obtained about facts and circumstances that existed as of the acquisition date.

The consideration transferred, preliminary fair value of assets acquired and liabilities assumed, and the resulting goodwill as of the December 8, 2014 acquisition date are as follows (in thousands):

Consideration:
Fair value of Whiting’s common stock issued(1)	$1,771,094
Fair value of Kodiak restricted stock units assumed by Whiting(2)	9,596
Fair value of Kodiak options assumed by Whiting	7,523

Total consideration	$1,788,213

Fair value of liabilities assumed:
Accounts payable trade	$18,390
Accrued capital expenditures	104,509
Revenues and royalties payable	57,423
Accrued liabilities and other	45,695
Taxes payable	12,676
Accrued interest	18,070
Current deferred tax liability	30,279
Long-term debt	2,500,875
Asset retirement obligations	8,646
Other long-term liabilities	15,735

Amount attributable to liabilities assumed	$2,812,298

Fair value of assets acquired:
Cash and cash equivalents	$18,879
Accounts receivable trade, net	219,654
Derivative asset	85,718
Prepaid expenses and other	8,624
Oil and gas properties, successful efforts method:
Proved properties	2,266,607
Unproved properties	1,000,396
Other property and equipment	11,347
Long-term deferred tax asset	107,497
Other long-term assets	6,113

Amount attributable to assets acquired	$3,724,835

Goodwill	$875,676

(1)	47,546,139 shares of Whiting common stock at $37.25 per share (closing price as of December 5, 2014), based on Kodiak’s 268,622,497 common shares outstanding at closing.

(2)	257,601 shares of Whiting common stock issued at $37.25 per share (closing price as of December 5, 2014), based on Kodiak’s 1,455,409 restricted stock units held by employees at closing.

Upon closing of the acquisition, Whiting acquired Kodiak for per-share consideration consisting of 0.177 of a share of Whiting’s common stock for each share of Kodiak’s outstanding common stock, including Kodiak’s unvested equity awards. Whiting also assumed vested and unvested stock options held by Kodiak employees. Based on the closing price of Whiting’s common stock of $37.25 on December 5, 2014 (the last trading day before closing of the acquisition), the aggregate purchase price of the transaction was $4.3 billion, including the fair value of Kodiak’s long-term debt assumed of $2.5 billion.

Goodwill recognized is primarily attributable to the operational and financial synergies expected to be realized from the acquisition, including employing optimized completion techniques on Kodiak’s undrilled acreage which will improve hydrocarbon recovery, realized savings in drilling and well completion costs, the accelerated development of Kodiak’s asset base, and the acquisition of experienced oil and gas technical personnel.

Note 3. Adjustments to the unaudited pro forma combined statement of operations

The following adjustments have been made to the accompanying unaudited pro forma combined statement of operations for the year ended December 31, 2014:

(a)	Reflects earnings from Kodiak’s saltwater disposal wells and rental equipment, which were previously included in Kodiak’s full cost pool under the full cost method of accounting for oil and gas properties, recognized within interest income and other.

(b)	Reflects the change in depletion expense resulting from Kodiak’s oil and gas properties being recorded at fair value via the purchase price allocation and then depleted under the successful efforts method of accounting.

(c)	Reflects additional exploration expense related to Kodiak’s geological and geophysical costs and delay rentals, which were previously capitalized under the full cost method of accounting for oil and natural gas properties.

(d)	Reflects a decrease in general and administrative expenses resulting from the following:

•	Transaction costs related to the Kodiak Acquisition of $86 million incurred by Whiting and Kodiak during the year ended December 31, 2014 were eliminated due to their nonrecurring nature.

•

A reduction in ongoing executive salaries of $6 million for the year ended December 31, 2014. As provided by the terms of the Kodiak Acquisition agreement, certain of Kodiak’s executive officers were not retained by Whiting following the closing date of the Kodiak Acquisition, as such executives are not necessary to the ongoing entity in order to generate equivalent or improved results from the acquired oil and gas properties.

•

Stock-based compensation expense of $20 million related to certain of Kodiak’s executive officers whose equity awards vested immediately upon change of control, as well as severance costs of $9 million paid to such officers, were eliminated due to their nonrecurring nature.

(e)	Reflects the net adjustment to interest expense primarily associated with the following:

•

Amortization (using the effective interest rate method) of the adjustment to fair value Kodiak’s debt as of January 1, 2014, resulting in a decrease to interest expense of $13 million for the year ended December 31, 2014.

•

The repayment of Kodiak’s outstanding debt under its credit facility as of January 1, 2014 using borrowings under Whiting’s credit facility, resulting in a decrease in interest expense of $6 million for the year ended December 31, 2014.

(f)	Reflects the income tax effects of the pro forma adjustments presented, based on Whiting’s combined statutory tax rate of 37.9% that was in effect during the period for which the pro forma combined statement of operations has been presented.

(g)	Reflects the incremental shares of Whiting’s common stock issued to Kodiak shareholders on the closing date of the Kodiak Acquisition.

Material U.S. federal income tax considerations

The following discussion is a summary of material U.S. federal income tax (and, in the case of certain foreign individuals, estate tax) consequences to Non-U.S. Holders (as defined below) with respect to the ownership and disposition of shares of our common stock. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings of the Internal Revenue Service (“IRS”), and judicial decisions in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could adversely affect the tax consequences described below. No assurance can be given that the IRS will agree with the consequences described in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described herein.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of shares of our common stock that is (a) an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes, (b) an entity that is classified for U.S. federal income tax purposes as a corporation and that is organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code (“United States persons”), or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of shares of our common stock that is not a U.S. Holder and that is not an entity that is classified for U.S. federal income tax purposes as a partnership or as an entity disregarded from its owner. If an entity classified for U.S. federal income tax purposes as a partnership or as an entity disregarded from its owner owns shares of our common stock, the tax treatment of a member of the entity will depend on the status of the member and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, are not addressed in this summary. Any entity that is classified for U.S. federal income tax purposes as a partnership or as an entity disregarded from its owner and that owns shares of our common stock, and any members of such an entity, are encouraged to consult their tax advisors.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain beneficial owners that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations, insurance companies, banks and other financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans, persons who hold shares of our common stock as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, persons who acquired shares of our common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax). Furthermore, this summary does not discuss any alternative minimum tax consequences, and does not address any aspects of U.S. state or local taxation. This summary only applies to those beneficial owners that hold shares of our common stock as “capital assets” within the meaning of the Code. In the case of any Non-U.S. Holder who is an individual, this summary assumes that this individual was not formerly a United States citizen and was not formerly a resident of the United States for U.S. federal income tax purposes.

BENEFICIAL OWNERS OF SHARES OF OUR COMMON STOCK ARE ENCOURAGED TO SEEK ADVICE FROM THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK.

Distributions

Any distribution paid to a Non-U.S. Holder on a share of our common stock will be treated for U.S. federal income tax purposes as a dividend to the extent of the current or accumulated earnings and profits of Whiting Petroleum Corporation that are attributable to that share of common stock. To the extent that the amount of any distribution paid to a Non-U.S. Holder on a share of our common stock exceeds the current and accumulated earnings and profits of Whiting Petroleum Corporation attributable to that share of common stock, the distribution will be treated first, as a non-taxable return of capital (and will be applied against and reduce the Non-U.S. Holder’s adjusted tax basis, but not below zero, in that share of stock) and second, as capital gain. Any reduction in the tax basis of a share of common stock will increase any gain, or reduce any loss, recognized by the Non-U.S. Holder upon the subsequent sale, redemption, or other disposition of such share of common stock.

Subject to the discussion of backup withholding below and the discussion under the heading “—Foreign Account Tax Compliance” below, any dividends paid to a Non-U.S. Holder with respect to shares of our common stock will be subject to U.S. federal income tax and withholding at a 30% rate (or lower applicable income tax treaty rate) if the dividends are not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder. Any dividends that are received by a Non-U.S. Holder and that are effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, are attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates, and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments. Such effectively connected income will not be subject to U.S. federal income tax withholding, however, if the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI (or a suitable successor form) to the person that otherwise would be required to withhold U.S. tax.

A Non-U.S. Holder that wishes to claim the benefit of an applicable treaty rate with respect to dividends on shares of our common stock is required to satisfy applicable certification and other requirements. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal income tax pursuant to an applicable income tax treaty may obtain a refund of any excess withheld amounts by filing an appropriate claim for refund with the IRS.

Because we believe that we are a “United States real property holding corporation” (see the discussion under “—Dispositions” below), any distribution by us to a Non-U.S. Holder in an amount in excess of our current or accumulated earnings or profits may be subject to U.S. withholding at a rate of not less than 10%, regardless of whether such portion is subject to U.S. federal income tax in the hands of the Non-U.S. Holder. A Non-U.S. Holder may obtain a refund of any excess withheld amounts by filing an appropriate claim for refund with the IRS.

Dispositions

Subject to the discussion of backup withholding below and the discussion under the heading “—Foreign Account Tax Compliance” below, any gain recognized by a Non-U.S. Holder upon a sale, redemption, or other disposition of a share of our common stock (and any capital gain recognized as a result of the receipt of a distribution in excess of the sum of current or accumulated earnings and profits attributable to that share and the adjusted tax basis of that share) will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder;

•

in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” (a “USRPHC”) at any time during the shorter of the period that such Non-U.S. Holder held shares of our common stock or the five-year period ending on the date of disposition, and either (i) our common stock is not regularly traded on an established securities market, or (ii) the Non-U.S. Holder owns, directly or constructively, more than 5% of the total fair market value of our common stock at any time during the shorter of the period that such Non-U.S. Holder held shares of our common stock or the five-year period ending on the date of disposition.

In the case of a Non-U.S. Holder that is described in the first bullet point above, any gain derived from the sale, redemption, or other disposition will be subject to U.S. federal income tax at regular graduated rates, and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments.

A Non-U.S. Holder that is described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, redemption, or other disposition, which may be offset by U.S.-source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States).

With respect to the third bullet point above, we believe that we currently are a USRPHC, and anticipate that we will continue to be a USRPHC. We also believe that our common stock is regularly traded on an established securities market.

U.S. federal estate tax

Any shares of our common stock that are owned (or treated as owned) by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the date of death will be included in such individual’s estate for U.S. federal estate tax purposes, except as may otherwise be provided by an applicable estate tax treaty between the United States and the decedent’s country of residence.

Backup withholding and information reporting

Any payments of dividends on a share of our common stock to a Non-U.S. Holder generally will be reported to the IRS and to the Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the payee resides.

Any payments of dividends on a share of our common stock to a Non-U.S. Holder generally will not be subject to backup withholding and additional information reporting, provided that the Non-U.S. Holder certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or a suitable successor form) that it is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.

The payment to a Non-U.S. Holder of the proceeds of a disposition of shares of our common stock by or through the U.S. office of a broker generally will not be subject to information reporting or backup withholding if the Non-U.S. Holder either certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or a suitable successor form) that it is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to the payment of the proceeds of a disposition of a share of our common stock by or through the foreign office of a foreign broker (as defined in applicable Treasury regulations). Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of the disposition of a share of our common stock by or through a foreign office of a U.S. broker or of a foreign broker with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

Any amounts withheld from a Non-U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability, if any, of the Non-U.S. Holder, and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance

Under the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax will be imposed on dividends paid with respect to shares of our common stock (and payments of proceeds from the sale or other disposition of such shares after December 31, 2016) to “foreign financial institutions” (including non-U.S. investment funds) or “non-financial foreign entities” (each as defined in the Code), unless they meet the information reporting requirements of FATCA. To avoid withholding, a foreign financial institution generally will need to enter into an agreement with the IRS that states that it will provide the IRS certain information, including the names, addresses and taxpayer identification numbers of direct and indirect U.S. account holders, comply with due diligence procedures with respect to the identification of U.S. accounts, report to the IRS certain information with respect to U.S. accounts maintained, agree to withhold tax on certain payments made to non-compliant foreign financial institutions or to account holders who fail to provide the required information, and determine certain other information as to its account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. A non-financial foreign entity generally will need to provide either the name, address, and taxpayer identification number of each substantial U.S. owner, or certifications of no substantial U.S. ownership, to avoid withholding, unless certain exceptions apply.

Prospective investors are encouraged to consult their own tax advisors regarding the application of FATCA to investments in shares of our common stock.

Underwriting (conflicts of interest)

We are offering the shares of common stock described in this prospectus supplement through an underwriter. J.P. Morgan Securities, LLC is acting as the sole book-running manager of the offering. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter agreed to purchase, at the public offering price less underwriter discounts and commissions set forth on the cover page of this prospectus supplement, 35,000,000 shares of common stock. The underwriter is committed to purchase all shares of common stock offered by us if it purchases any shares.

The underwriter initially proposes to offer the shares of common stock to the public at the public offering price that appears on the cover page of this prospectus supplement and to selected dealers at the public offering price minus a concession not in excess of $0.18 per share. If all the share are not sold at the initial public offering price, the public offering price and other selling terms may be changed by the underwriter. The underwriter may offer and sell the shares through certain of its affiliates.

The underwriter has an option to buy up to 5,250,000 additional shares of common stock from us. The underwriter has 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares of common stock. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriter to us per share of common stock. The underwriting fee is $0.30 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

	Without option exercise	With option exercise
Per share	$0.30	$0.30
Total	$10,500,000	$12,075,000

The expenses of this offering will be reimbursed by the underwriter.

A prospectus in electronic format may be made available on the websites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to the underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that may make Internet distributions on the same basis as other allocations.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

No sales of similar securities

We have agreed that we will not:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing; or

•	enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any such other securities;

whether any such transaction described in the two bullets above is to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise, in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 60 days after the date of this prospectus, other than:

•	the shares of our common stock to be sold hereunder;

•	the convertible notes offered and sold in the Concurrent Convertible Note Offering and any shares of our common stock issued or issuable upon conversion of such convertible notes;

•

any shares of our common stock issued or options to purchase our common stock granted pursuant to existing employee or non-employee director benefit plans referred to in the accompanying prospectus or in this prospectus supplement; and

•	the filing by us of any Registration Statement on Form S-8 or a successor form thereto.

Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 60-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered into lock up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 60 days after the date of this prospectus, may not, without the prior written consent of the underwriter:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise;

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise; or

•	make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 60-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

New York stock exchange listing

Shares of our common stock trade on The New York Stock Exchange under the symbol “WLL.”

Stabilization and short positions

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s option to purchase additional shares of common stock referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising their option to purchase additional shares of common stock, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through the option to purchase additional shares of common stock. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, they will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M under the Exchange Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock. The underwriter may also engage in stability transactions in connection with the Concurrent Convertible Note Offering which could adversely impact the price of our common stock.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, they may discontinue them at any time. The underwriter may carry out these transactions on The New York Stock Exchange, in the over-the-counter market or otherwise.

Other relationships

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, investment banking, financial advisory and other services for us and such affiliates from time to time in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans and may do so in the future.

As of March 16, 2015, we had $2.9 billion in borrowings and $3 million in letters of credit outstanding under the Credit Agreement. All or a portion of the net proceeds of this offering will be used to repay a portion of the amount outstanding under the Credit Agreement. An affiliate of the underwriter will receive its pro rata share of such repayment. See “Use of proceeds.”

Conflicts of interest

We intend to use more than five percent of the net proceeds of this offering, not including underwriting compensation, to repay a portion of the amount outstanding under the Credit Agreement owed by us to an affiliate of J.P. Morgan Securities LLC, the underwriter in this offering. See “Use of proceeds.” Because of the manner in which the proceeds will be used, the offering will be conducted in accordance with Financial Industry Regulatory Authority Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in the Rule. The underwriter will not confirm sales of the securities to any account over which it exercises discretionary authority without the prior written approval of the customer.

Notice to investors

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive; provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement and any other material in relation to the shares described herein is only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares of our common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the common stock offered by this prospectus supplement. This prospectus supplement is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the end of the offering of the securities pursuant to this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•

our Current Reports on Form 8-K, filed on June 13, 2014, August 18, 2014, December 8, 2014 (solely with respect to Item 5.02), January 5, 2015, February 3, 2015, February 19, 2015 (Form 8-K/A) (excluding Exhibit 99.3 thereof), March 5, 2015 and March 24, 2015;

•

our definitive proxy statement on Schedule 14A filed on March 24, 2014 (with respect to information contained in such proxy statement that is incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2013 only);

•	the description of our common stock contained in our Registration Statement on Form 8-A, dated November 14, 2003, and any amendment or report updating that description; and

•	the description of our preferred share purchase rights contained in our Registration Statement on Form 8-A, dated February 24, 2006 and any amendment or report updating that description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus supplement.

Information in this prospectus supplement supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in this prospectus supplement, the accompanying prospectus and the incorporated documents.

You may request a copy of any of these filings, at no cost, by request directed to us at the following address or telephone number:

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290

(303) 837-1661

Attention: Corporate Secretary

You can also find these filings on our website at www.whiting.com. However, we are not incorporating the information on our website other than these filings into this prospectus supplement.

Legal matters

Certain legal matters relating to this offering will be passed upon for us by Foley & Lardner LLP. The validity of the common stock offered hereby will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Whiting Petroleum Corporation and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Certain information with respect to our oil and natural gas reserves derived from the report of Cawley Gillespie & Associates, Inc., an independent petroleum engineering consultant, has been included in this prospectus supplement, and incorporated in this prospectus supplement and the accompanying prospectus by reference to Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, on the authority of said firm as an expert in petroleum engineering.

The consolidated financial statements of Kodiak Oil & Gas Corp. (now known as Whiting Canadian Holding Company ULC) incorporated in this prospectus supplement by reference to Exhibit 99.1 of Whiting Petroleum Corporation’s Current Report on Form 8-K/A filed on February 19, 2015 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Certain information with respect to Kodiak’s oil and natural gas reserves derived from the report of Netherland, Sewell & Associates, Inc., an independent petroleum engineering consultant, has been incorporated in this prospectus supplement by reference to the consolidated financial statements of Kodiak in Exhibit 99.1 of Whiting Petroleum Corporation’s Current Report on Form 8-K/A filed on February 19, 2015, on the authority of said firm as an expert in petroleum engineering.

Prospectus

Whiting Petroleum Corporation

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

Guarantees

We may offer and sell from time to time our securities in one or more classes or series and in amounts, at prices and on terms that we will determine at the times of the offerings. We may offer guarantees, including, without limitation, guarantees of debt securities issued by our subsidiaries. Our subsidiaries may also guarantee debt securities, including, without limitation, debt securities issued by us or other subsidiaries. In addition, selling stockholders to be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling stockholders.

Each time securities are sold using this prospectus, we will provide a supplement to this prospectus and possibly other offering material containing specific information about the offering and the terms of the securities being sold, including the offering price. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

We may offer the securities independently or together in any combination for sale directly to investors or through underwriters, dealers or agents to be designated at a future date. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our common stock is listed on the New York Stock Exchange under the symbol “WLL.”

Investment in our securities involves risks. See “Risk Factors” in our Annual Report on Form 10-K and in any applicable prospectus supplement and/or other offering material for a discussion of certain factors which should be considered in an investment of the securities which may be offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 11, 2014

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, in this prospectus, “we,” “us,” “our” or “ours” refer to Whiting Petroleum Corporation and its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus, and one or more of our stockholders may sell our common stock, in one or more offerings. This prospectus provides you with a general description of those securities. Each time we offer securities, we will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. The prospectus supplement and/or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering material together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and/or other offering material. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material, or the information we previously filed with the SEC that we incorporate by reference in this prospectus, any prospectus supplement and/or any other offering material, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and/or any other offering material, and the information incorporated by reference in this prospectus, any prospectus supplement and/or any other offering material, contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning possible or assumed future risks and may be preceded by or include forward-looking words such as “expects,” “intends,” “plans,” “estimates,” “anticipates,” “believes,” “should,” “projects” or the negative thereof or variations thereon or similar terminology. All statements other than statements of historical facts included in this prospectus, any prospectus supplement and/or other offering material, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. We caution that these statements and any other forward-looking statements in this prospectus, any prospectus supplement and/or any other offering material, and the information incorporated by reference in this prospectus, any prospectus supplement and/or other offering material, only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions, including, among others, those we identify under “Risk Factors” in our most recent Annual Report on Form 10-K and other documents that we file from time to time with the SEC that are incorporated by reference into this prospectus. Numerous important factors described in this prospectus, any prospectus supplement and/or other offering material, and the information incorporated by reference in this prospectus, any prospectus supplement and/or other offering material, could affect these statements and could cause actual results to differ materially from our expectations. We assume no obligation, and disclaim any duty, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

WHITING PETROLEUM CORPORATION

We are an independent oil and gas company engaged in exploration, development, acquisition and production activities primarily in the Rocky Mountains and Permian Basin regions of the United States. Since our inception in 1980, we have built a strong asset base and achieved steady growth through property acquisitions, development and exploration activities.

Our principal executive offices are located at 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300, and our telephone number is (303) 837-1661.

SELLING STOCKHOLDERS

We may register shares of common stock covered by this prospectus for re-offers and resales by any selling stockholders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, we may add secondary sales of shares of our common stock by any selling stockholders by filing a prospectus supplement with the SEC. We may register these shares to permit selling stockholders to resell their shares when they deem appropriate. A selling stockholder may resell all, a portion or none of such stockholder’s shares at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders. We will provide you with a prospectus supplement naming the selling stockholder, the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by a selling stockholder.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement and/or other offering material.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratios of consolidated earnings to fixed charges and our ratios of consolidated earnings to fixed charges and preferred stock dividends for the periods presented.

	Three Months Ended March 31, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges (1)(2)	5.30x	5.96x	9.36x	12.63x	9.61x	—
Ratio of earnings to fixed charges and preferred stock dividends (1)(2)	5.30x	5.92x	9.16x	12.31x	6.75x	—

(1)	For purposes of calculating the ratios above, earnings consist of income (loss) before income taxes and before income or loss from equity investees, plus fixed charges and amortization of capitalized interest and distributed income of equity investees, less capitalized interest. Fixed charges consist of interest expensed, interest capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense.

(2)	For the year ended December 31, 2009, earnings were inadequate to cover fixed charges, and the ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends therefore have not been presented for that period. The coverage deficiency necessary for the ratio of earnings to fixed charges to equal 1.00x (one-to-one coverage) was $165.3 million for the year ended December 31, 2009 and the deficiency necessary for the ratio of earnings to fixed charges and preferred stock dividends to equal 1.00x (one-to-one coverage) was $181.0 million for the year ended December 31, 2009.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement and/or other offering material will describe the specific terms of the debt securities offered through that prospectus supplement and/or other offering material as well as any general terms described in this section that will not apply to those debt securities.

Any debt securities issued using this prospectus (“Debt Securities”) will be our direct unsecured general obligations. The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Subordinated Debt Securities will be issued under the Subordinated Indenture, dated as of April 19, 2005, among us, certain of our subsidiaries and The Bank of New York Mellon Trust Company, N.A., as trustee (“Subordinated Indenture”). The Senior Debt Securities will be issued under a “Senior Indenture” among us, certain of our subsidiaries, if such subsidiaries are guarantors of the Senior Debt Securities, and a U.S. banking institution named as trustee in a prospectus supplement and/or other offering material. Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

We are a holding company, and we primarily conduct our operations through subsidiaries. Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of our company and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. Each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. In the summary below we have included references to article or section numbers of the applicable Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus, any prospectus supplement and/or other offering material to particular articles or sections or defined terms of the Indentures, those article or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series (Section 301). We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. We have the right to “reopen” a previous issue of a series of debt by issuing additional Debt Securities of such series.

The Senior Debt Securities will rank equally with all of our other senior unsecured and unsubordinated debt (“Senior Debt”). The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement and/or other offering material applicable to any Subordinated Debt Securities.

If specified in the prospectus supplement and/or other offering material, certain of our domestic subsidiaries (the “Subsidiary Guarantors”) will fully and unconditionally guarantee (the “Subsidiary Guarantees”) on a joint and several basis the Debt Securities as described under “— Subsidiary Guarantees” and in the prospectus supplement and/or other offering material. The Subsidiary Guarantees will be unsecured obligations of each Subsidiary Guarantor. Subsidiary Guarantees of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantors on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt (Article Fourteen of the Subordinated Indenture).

The applicable prospectus supplement and/or other offering material will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

(1)	the title of the Debt Securities;

(2)	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3)	whether any of the Subsidiary Guarantors will provide Subsidiary Guarantees of the Debt Securities;

(4)	any limit on the aggregate principal amount of the Debt Securities;

(5)	the dates on which the principal of the Debt Securities will be payable;

(6)	the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(7)	the places where payments on the Debt Securities will be payable;

(8)	any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(9)	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

(10)	the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(11)	whether the Debt Securities are defeasible;

(12)	any addition to or change in the Events of Default;

(13)	whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(14)	if convertible into our common stock or any of our other securities, the terms on which such Debt Securities are convertible;

(15)	any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(16)	any other terms of the Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

The Indentures do not limit the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by our company and may be in any currency or currency unit designated by us.

Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement and/or other offering material. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement and/or other offering material.

Senior Debt Securities

The Senior Debt Securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The Senior Debt Securities will, however, be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness. Except as provided in the applicable Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of Senior Debt Securities to be issued, no Senior Indenture will limit the amount of additional indebtedness that may rank equally with the Senior Debt Securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt (Article Twelve of the Subordinated Indenture). The prospectus supplement and/or other offering material relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement and/or other offering material will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement and/or other offering material will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “— Legal Defeasance and Covenant Defeasance.”

Subsidiary Guarantees

If specified in the prospectus supplement and/or other offering material, the Subsidiary Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement and/or other offering material, the following provisions will apply to the Subsidiary Guarantees of the Subsidiary Guarantors.

Subject to the limitations described below and in the prospectus supplement and/or other offering material, the Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee the prompt payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor (Section 607).

In the case of Subordinated Debt Securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture (Article Fourteen of the Subordinated Indenture).

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally (Section 1306).

Each Subsidiary Guarantee will be a continuing guarantee and will:

(1)	remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

(2)	be binding upon each Subsidiary Guarantor; and

(3)	inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

In the event that a Subsidiary Guarantor ceases to be a Subsidiary, either legal defeasance or covenant defeasance occurs with respect to the series or all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee (Section 1304). In addition, the prospectus supplement and/or other offering material may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Conversion Rights

The Debt Securities may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement and/or other offering material. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at the option of our company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement and/or other offering material, only in denominations of $1,000 and integral multiples thereof (Section 302).

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount (Section 305).

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement and/or other offering material (Section 305). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series (Section 1002).

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part (Section 305).

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement and/or other offering material, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest (Section 307).

Unless otherwise indicated in the applicable prospectus supplement and/or other offering material, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement and/or other offering material. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series (Section 1002).

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment (Section 1003).

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1)	the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2)	immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3)	several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement and/or other offering material, are met (Section 801).

Events of Default

Unless otherwise specified in the prospectus supplement and/or other offering material, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1)	failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2)	failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3)	failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4)	failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets”;

(5)	failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6)	Indebtedness of ourself, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million;

(7)	any judgment or decree for the payment of money in excess of $20.0 million is entered against us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

(8)	certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

(9)	if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture) (Section 501).

If an Event of Default (other than an Event of Default with respect to Whiting Petroleum Corporation described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default with respect to Whiting Petroleum Corporation described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture (Section 502). For information as to waiver of defaults, see “— Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable indemnity (Section 603). Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 512).

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1)	such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2)	the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(3)	the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 507).

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security (Section 508).

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults (Section 1004).

Modification and Waiver

Modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(2)	reduce the principal amount of, or any premium or interest on, any Debt Security;

(3)	reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4)	change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5)	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

(6)	modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

(7)	except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

(8)	reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(9)	reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(10)	modify such provisions with respect to modification, amendment or waiver (Section 902).

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture (Section 1009). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series (Section 513).

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1)	the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

(2)	if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security; and

(3)	the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause).

Certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding (Section 101).

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time (Section 104).

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1)	either:

(a)	all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b)	all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2)	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3)	we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied (Article Four).

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement and/or other offering material, we may elect, at our option at any time, to have the provisions of Section 1502, relating to defeasance and discharge of indebtedness, which we call “legal defeasance” or Section 1503, relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance” (Section 1501).

Legal Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have Section 1502 applied to any Debt Securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1)	we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2)	no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “— Events of Default,” at any time until 121 days after such deposit;

(3)	such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

(4)	in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5)	we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 (Sections 1502 and 1504).

Covenant Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have Section 1503 applied to any Debt Securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement and/or other offering material, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under “Events of Default” and any that may be described in the applicable prospectus supplement and/or other offering material, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and United States Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments (Sections 1503 and 1504).

If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantees will terminate (Section 1304).

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Sections 101 and 106).

Title

We, the Subsidiary Guarantors, the Trustees and any agent of us, the Subsidiary Guarantors or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes (Section 308).

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York (Section 112).

Regarding the Trustee

We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee or its affiliates under the Senior Indenture or the trustee under the Subordinated Indenture.

The Indentures and provisions of the Trust Indenture Act of 1939, which we refer to in this prospectus as the Trust Indenture Act, that are incorporated by reference therein, contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined under the Trust Indenture Act), it must eliminate such conflict or resign.

Book-Entry, Delivery and Settlement

We will issue the Debt Securities in whole or in part in the form of one or more global certificates, which we refer to as global securities. We will deposit the global securities with or on behalf of The Depository Trust Company, which we refer to as DTC, and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global securities may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

We have provided the following descriptions of the operations and procedures of DTC, Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of

DTC, Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriter nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC, Euroclear or Clearstream directly to discuss these matters.

DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934;

•	DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations;

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries;

•	Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We expect that under procedures established by DTC:

•	Upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•	Ownership of the Debt Securities will be shown on, and the transfer of ownership of the Debt Securities will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

Investors in the global securities who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global securities who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream may hold interests in the global securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as depository of Clearstream. All interests in a securities, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the Debt Securities represented by that global security for all purposes under the applicable Indenture and under the Debt Securities. Except as described below, owners of beneficial interests in a global security will not be entitled to have Debt Securities represented by that global security registered in their names, will not receive or be entitled to receive the Debt Securities in the form of a physical certificate and will not be considered the owners or holders of the Debt Securities under the applicable Indenture or under the Debt Securities, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of Debt Securities under the applicable Indenture or the global security.

Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s records relating to the Debt Securities or relating to payments made by DTC on account of the Debt Securities, or any responsibility to maintain, supervise or review any of DTC’s records relating to the Debt Securities.

We will make payments on the Debt Securities represented by the global securities to DTC or its nominee, as the registered owner of the Debt Securities. We expect that when DTC or its nominee receives any payment on the Debt Securities represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

Payments on the Debt Securities represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC’s rules and will be settled in immediately available funds.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of Debt Securities only at the direction of one or more participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate principal amount of the Debt Securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the Debt Securities, DTC reserves the right to exchange the global securities for certificated Debt Securities, and to distribute such Debt Securities to its participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Securities for Certificated Securities

We will issue certificated Debt Securities to each person that DTC identifies as the beneficial owner of Debt Securities represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

•	An event of default with respect to the Debt Securities has occurred and is continuing; or

•	We decide not to have the Debt Securities represented by a global security.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related Debt Securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the Debt Securities to be issued.

Same Day Settlement and Payment

We will make payments in respect of the Debt Securities represented by the global securities (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the global securities holder. We will make all payments of principal, interest and premium, if any, with respect to certificated Debt Securities by wire transfer of immediately available funds to the accounts specified by the holders of the certificated Debt Securities or, if no such account is specified, by mailing a check to each such holder’s registered address. The Debt Securities represented by the global securities are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Debt Securities will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated Debt Securities will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global securities by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our certificate of incorporation, by-laws and rights agreement, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. We will disclose in an applicable prospectus supplement and/or offering material the number of shares of our common stock and preferred stock then outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Our board of directors has designated 1,500,000 shares of our preferred stock as Series A Junior Participating Preferred Stock in connection with the adoption of our stockholder rights plan, as described below. Each holder of Series A preferred shares will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the Series A preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of our common stock. Each Series A preferred share will have 100 votes, voting together with shares of our common stock. In the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each Series A preferred share will be entitled to receive 100 times the amount received per share of our common stock. As of the date of this prospectus, no shares of our Series A Junior Participating Preferred Stock were outstanding.

If we offer preferred stock in the future, we will file the terms of the preferred stock with the SEC and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

Preferred Share Purchase Rights

We have entered into a rights agreement pursuant to which each outstanding share of our common stock has attached to it one-half of a right to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock. Each share of our common stock that we issue prior to the expiration of the rights agreement will likewise have attached one-half of a right. Unless the context requires otherwise, all references in this prospectus to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, then each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding common stock, will initially entitle the holder to purchase one one-hundredth of a Series A preferred share at a purchase price of $180 per one one-hundredth of a Series A preferred share, subject to adjustment. The rights will become exercisable only if a person or group has acquired, or announced an intention to acquire, 15% or more of our outstanding common stock. Under some circumstances, including the existence of a 15% acquiring party, each holder of a right, other than the acquiring party, will be entitled to purchase at the right’s then-current exercise price, shares of our common stock having a market value of two times the exercise price. If another corporation acquires our company after a party acquires 15% or more of our common stock, then each holder of a right will be entitled to receive the acquiring corporation’s common shares having a market value of two times the exercise price. The rights may be redeemed at a price of $.001 until a party acquires 15% or more of our common stock and, after that time, may be exchanged until a party acquires 50% or more of our common stock at a ratio of one share of common stock, or one one-hundredth of a Series A preferred share, per right, subject to adjustment. Series A preferred shares purchased upon the exercise of rights will not be redeemable. The rights expire on February 23, 2016, subject to extension. Under the rights agreement, our board of directors may reduce the thresholds applicable to the rights from 15% to not less than 10%. The rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on our earnings.

The rights have certain anti-takeover effects, in that they could have the effect of delaying, deferring or preventing a change of control of our company by causing substantial dilution to a person or group that attempts to acquire a significant interest in our company on terms not approved by our board of directors.

Delaware Anti-Takeover Law and Charter and By-law Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation’s board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation’s outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. A Delaware corporation may “opt out” from the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not “opted out” from the application of Section 203.

Under our certificate of incorporation and by-laws, our board of directors is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. Any vacancies on the board of directors may be filled only by a majority vote of the remaining directors. Our certificate of incorporation and by-laws also provide that any director may be removed from office, but only for cause and only by the affirmative vote of the holders of at least 70% of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors.

Our certificate of incorporation prohibits stockholders from taking action by written consent without a meeting and provides that meetings of stockholders may be called only by our chairman of the board, our president or a majority of our board of directors. Our by-laws further provide that nominations for the election of directors and advance notice of other action to be taken at meetings of stockholders must be given in the manner provided in our by-laws, which contain detailed notice requirements relating to nominations and other action.

The foregoing provisions of our certificate of incorporation and by-laws and the provisions of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of our company.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and executive officers. The indemnification agreements do not increase the extent or scope of indemnification provided to our directors and executive officers under our certificate of incorporation and by-laws, but set forth indemnification and expense advancement rights and establish processes and procedures determining entitlement to obtaining indemnification and advancement of expenses. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional interests in shares of preferred stock rather than a full share of preferred stock. In that event, depositary receipts will be issued for depositary shares, each of which will represent a fraction of a share of a particular class or series of preferred stock, as described in the applicable prospectus supplement and/or other offering material.

Any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary. The prospectus supplement and/or other offering material relating to a series of depositary shares will set forth the name and address of the depositary for the depositary shares and summarize the material provisions of the deposit agreement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented by such depositary share, including dividend and liquidation rights and any right to convert or exchange the preferred stock into other securities.

We will describe the particular terms of any depositary shares we offer in the applicable prospectus supplement and/or other offering material. You should review the documents pursuant to which the depositary shares will be issued, which will be described in more detail in the applicable prospectus supplement and/or other offering material.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of Debt Securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and/or other offering material and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement and/or other offering material relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement and/or other offering material relating to the particular issue of warrants offered pursuant to such prospectus supplement and/or other offering material for the terms of and information relating to such warrants, including, where applicable:

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of warrants to purchase Debt Securities and the price at which such Debt Securities may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

•	the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement and/or other offering material.

Each warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or such number of shares of preferred stock, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement and/or other offering material relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement and/or other offering material. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement and/or other offering material relating to such warrants.

Prior to the exercise of any warrants to purchase Debt Securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of Debt Securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and Debt Securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement and/or other offering material relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

DESCRIPTION OF GUARANTEES

We may offer guarantees issued by us, including, without limitation, guarantees of debt securities issued by our subsidiaries. Our subsidiaries may also offer guarantees issued by them, including, without limitation, guarantees of debt securities issued by other subsidiaries. We will describe the particular terms of any guarantee we or our subsidiaries offer in the applicable prospectus supplement and/or other offering material, which may add, update or change the information on guarantees set forth in the “Description of Debt Securities”. You should review the documents pursuant to which the guarantee will be issued, which will be described in more detail in the applicable prospectus supplement and/or other offering material.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	our Current Reports on Form 8-K, dated January 8, 2014, February 20, 2014, April 2, 2014, April 29, 2014, May 6, 2014 and June 11, 2014;

•	the description of our common stock contained in our Registration Statement on Form 8-A, dated November 14, 2003, and any amendment or report updating that description; and

•	the description of our preferred share purchase rights contained in our Registration Statement on Form 8-A, dated February 24, 2006 and any amendment or report updating that description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

You may request a copy of any of these filings, at no cost, by request directed to us at the following address or telephone number:

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290

(303) 837-1661

Attention: Corporate Secretary

You can also find these filings on our website at www.whiting.com. However, we are not incorporating the information on our website other than these filings into this prospectus.

PLAN OF DISTRIBUTION

We may sell our securities, and any selling stockholder may sell shares of our common stock, in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us or any selling stockholders to investors, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering material will contain the terms of the transaction, name or names of any underwriters, dealers or agents participating in the distribution and, as applicable, the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any selling stockholders, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. Additionally, because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or any selling stockholder or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such securities if any are purchased.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, to the extent applicable, we will sell such securities, and any selling stockholder will sell shares of our common stock to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. In addition, any selling stockholder may sell shares of our common stock in ordinary brokerage transactions or in transactions in which a broker solicits purchases.

Offers to purchase securities may be solicited directly by us or any selling stockholder and the sale thereof may be made by us or any selling stockholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

Any selling stockholders may also resell all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part.

If so indicated in the applicable prospectus supplement and/or other offering material, we or any selling stockholder may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or any selling stockholder at the public offering price set forth in the applicable prospectus supplement and/or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement and/or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement and/or other offering material.

Agents, underwriters and dealers may be entitled under relevant agreements with us or any selling stockholder to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by any selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders.

We or any selling stockholder may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We or any selling stockholder may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into or exchangeable for or represents beneficial interests in such securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third party may use securities received under those sale, forward sale or derivative arrangements or securities pledged by us or any selling stockholder or borrowed from us, any selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling stockholder in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

Additionally, any selling stockholder may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with such selling stockholder. Any selling stockholder also may sell shares short and redeliver shares to close out such short positions. Any selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Any selling stockholder also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or the selling stockholder’s securities or in connection with the offering of other securities not covered by this prospectus.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us or any selling stockholder. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by us or any selling stockholder may arrange for other broker-dealers to participate in the resales.

We may from time to time offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

Such a bidding or ordering system may present to each bidder, on a real time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Typically the clearing spread will be indicated as a number of basis points above an index treasury note. Other pricing methods may also be used. Upon completion of such an auction process securities will be allocated based on prices bid, terms of bid or other factors.

The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of Internet auction or pricing and allocation systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

If an offering is made using such bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of such offering procedures.

Each series of securities will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities. Any guarantees of debt securities may only be re-sold in conjunction with the sale of the underlying debt securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for us or any selling stockholder and our respective subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Foley & Lardner LLP. The validity of the securities offered by this prospectus will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance of any securities. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be subject to other conditions and assumptions, as indicated in the prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Whiting Petroleum Corporation’s Annual Report on Form 10-K, and the effectiveness of Whiting Petroleum Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Certain information with respect to our oil and natural gas reserves derived from the report of Cawley Gillespie & Associates, Inc., an independent petroleum engineering consultant, has been incorporated in this prospectus by reference from Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year-ended December 31, 2013, on the authority of said firm as an expert in petroleum engineering.

35,000,000 shares

Whiting Petroleum Corporation

Common stock

Prospectus supplement

Sole book-running manager

J.P. Morgan

March 24, 2015